PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Care Investment Trust Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies: 20,260,900

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PRELIMINARY PROXY STATEMENT DATED DECEMBER 11, 2009—SUBJECT TO COMPLETION
          December [•], 2009
          Dear Stockholder:
          On behalf of the board of directors, I cordially invite you to attend a special meeting of the stockholders of Care Investment Trust Inc. to be held on [•], January [•], 2010, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, New York 10017.
          At the special meeting, we will ask you to approve a plan of liquidation for the company. You will also be asked to approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation. The principal purpose of the plan of liquidation is to maximize stockholder value by:
•	selling our healthcare-related real estate investments and our remaining mortgage loans secured by healthcare-related real estate,

•	paying our debts,

•	distributing our current cash and the net proceeds of our liquidation to our stockholders,

•	winding up our operations, and

•	dissolving the company.
          Once a quorum is present or represented by proxy at the special meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the plan of liquidation. CIT Group Inc., the parent of our external manager, CIT Healthcare LLC, controls approximately 38% of our issued and outstanding common stock and has indicated to us that it intends to vote all of the shares it controls in favor of the plan of liquidation.
          Our board of directors believes that the plan of liquidation is advisable and in the best interests of the company and our stockholders, has approved the plan of liquidation, and recommends that you vote “FOR” the plan of liquidation. You should carefully read the plan of liquidation, a copy of which is attached as Exhibit A to the accompanying proxy statement. The board also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.
          Your vote is important. Whether or not you plan to attend the special meeting, we urge you to submit your proxy as soon as possible. You may do this by completing, signing and dating the enclosed proxy card and returning it to us in the accompanying postage paid return envelope. You may also authorize a proxy to vote your shares via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. Please follow the directions provided in this proxy statement. This will not prevent you from voting in person at the special meeting, but will assure that your vote will be counted if you are unable to attend the special meeting.
          THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

Flint D. Besecker
Chairman of the Board of Directors

CARE INVESTMENT TRUST INC.
505 Fifth Avenue
Sixth Floor
New York, NY 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on January [•], 2010

          NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Care Investment Trust Inc. will be held on [•], January [•], 2010, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017. The proxy solicitation materials were mailed to stockholders on or about [•]. At the special meeting, stockholders will vote upon the following proposals:
1.	To consider and vote upon a proposal to approve a plan of liquidation of our company pursuant to which we will undertake the following, among other things:
•	dispose of all of our assets (including, without limitation, any assets held by our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute our current cash and the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, and take all necessary or advisable actions to wind-up our affairs;

•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of directors otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you;

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A; and
2.	To consider and vote on a proposal to permit the board of directors to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposal one above.
          Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.
          Our board of directors has fixed the close of business on [•], as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available at the special meeting and for ten (10) calendar days prior to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, at our corporate offices located at 505 Fifth Avenue, 6th Floor, New York, New York 10017. You may arrange to review this list by contacting our Secretary and Chief Compliance Officer, Paul F. Hughes.
          Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card, which is being solicited by our board of directors, in the postage-prepaid envelope provided. You may also authorize a proxy to vote your shares electronically via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. Any proxy may be revoked by delivery of a later dated proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of our Board of Directors,

Paul F. Hughes
Secretary and Chief Compliance Officer

New York, New York
December [•], 2009

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(continued)

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q:	What am I being asked to vote upon?

A:	At the special meeting, we will ask you to approve the plan of liquidation and authorize our board of directors to take all actions necessary and advisable to implement and conclude the plan of liquidation. You will also be asked to approve a proposal allowing our board of directors to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation proposal.

Q:	What is our board’s recommendation?

A:	Our board of directors, acting upon the recommendation of a special committee of directors comprised of Flint D. Besecker, Gerald E. Bisbee, Jr., PhD. and Karen P. Robards, recommends that the stockholders approve the plan of liquidation and authorizes our board of directors and executive officers to take all actions necessary and advisable to implement and conclude the plan of liquidation. The special committee was formed to consider strategic options available to the company and to make recommendations to our board of directors in respect thereto.

Q:	What are the key provisions of the plan of liquidation?

A:	The plan of liquidation provides, in pertinent part, that, among other things:
•	We will be authorized to sell all of our assets, liquidate and dissolve our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our charter and the laws of the State of Maryland.

•	We will be authorized to take all necessary or advisable actions to wind-up our business, pay our debts, and distribute the remaining proceeds to our stockholders.

•	We will be authorized to provide for the payment of any unascertained or contingent liabilities. We may do so by purchasing insurance, by establishing a reserve fund or in other ways.

•	If we cannot sell our assets and pay our debts within 24 months, or if our board of directors determines that it is otherwise advisable to do so, we may transfer and assign our remaining assets to a liquidating trust. Upon such transfer and assignment, our stockholders will receive interests in the liquidating trust. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates of the total amount of cash that you will receive in the liquidation described in the section titled “Expected Distributions.”

•	Once we make our final distribution, all of our outstanding shares of stock will be cancelled and we will cease to exist.

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•	If a liquidating trust is established, the trustees of the liquidating trust may modify or amend the plan of liquidation without further action by our stockholders to the extent permitted under applicable law.
Q:	What is a liquidating trust?

A:	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. If we form a liquidating trust, we will transfer to our stockholders beneficial interests in the liquidating trust. These interests will generally not be transferable by you.

Q:	What will happen to my shares of stock?

A:	If our stockholders approve the plan of liquidation, all shares of our common stock owned by you will be cancelled at the end of the liquidation process. However, if we form a liquidating trust prior to the end of the liquidation process and you continue to own shares of our common stock, you will receive interests in the liquidating trust and all of your shares of common stock will be cancelled.

Q:	What will I receive in the liquidation?

A:	We estimate that our company has a total liquidation value of between approximately $162 million and $179 million in the aggregate or between approximately $8.00 and $8.85 per share (our “Total Liquidation Value Range”). Our Total Liquidation Value Range does not include the regular dividend of $0.17 per share declared by our board of directors on December 4, 2009, and payable on December 22, 2009, to our stockholders of record on December 14, 2009. Our Total Liquidation Value Range does include the amount of other regular distributions, if any, that we may pay during the liquidation. Our Total Liquidation Value Range does not necessarily reflect the amount that our stockholders will receive in liquidating distributions for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors” beginning on page 7. We will make liquidating distributions in one or more payments. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.

The amount that we expect to distribute to you in the liquidation also depends upon the amount of our liabilities and expenses, our ability to continue to meet the requirements necessary to retain our status as a real estate investment trust (“REIT”) throughout the period of the liquidation process, our ability to avoid federal income and excise taxes throughout the period of the liquidation process, and the amount we receive in the liquidation of our assets. If our liabilities (including, without limitation, tax liabilities and compliance costs) are greater than we currently expect and/or if the sales prices of our assets are less than we expect, you will receive less than the estimated liquidation payment for each share of our common stock that you currently own. Further, if we establish a reserve fund to pay for liabilities following the liquidation, the timing and amount of your distributions in the liquidation may be adversely impacted.

Q:	When will I receive my liquidating distributions?

A:	We expect to make liquidating distributions to our stockholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. If we have not sold all of our

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assets and paid all of our liabilities within 24 months after stockholder approval of the plan of liquidation, or if our board of directors otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute interests in the liquidating trust to our stockholders. If we establish a reserve fund, we may make a final distribution of any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.
The actual amounts and times of the liquidating distributions will be determined by our board of directors or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares. Your interests in a liquidating trust are likely to be non-transferable except by will, intestate succession or operation of law.
Q:	How did the company calculate the Total Liquidation Value Range?

A:	In estimating our Total Liquidation Value Range, we have relied on management’s estimate of the value of our assets and the costs we will incur as a result of and during the liquidation process. Management’s estimates of the values of our mortgage loan assets are based on comparable sales figures in prior mortgage loan sales, discussions with bidders and brokers and a confirmatory valuation provided by an outside valuation expert. Management’s estimates of the values of our healthcare real estate investments are based on management’s projections and models, the values ascribed to such investments by bidders for the company, comparable sales figures, discussions with brokers, the net present value of future cash flows from our investment in the Cambridge medical office building portfolio, minus our estimated costs for operating our company, during our projected holding period for our Cambridge investment and, with respect to our investments in Bickford and SMC, a confirmatory valuation provided to us by an outside valuation expert. Our Total Liquidation Value Range also reflects the payment of, or provision for, our contractual and other legal obligations, our estimated general and administrative costs during the liquidation process and the costs associated with our liquidation, such as legal and other advisory fees.

Q:	What are the tax consequences of the liquidation?

A:	In general, if the plan of liquidation is approved and we are liquidated, you will realize, for federal income tax purposes, gain or loss equal to the difference between the cash distributed to you from the liquidating distributions and your adjusted tax basis in your shares. If we distribute interests in a liquidating trust to you, you would be required to recognize such gain in the taxable year of the distribution of the liquidating trust interests (to the extent that you have not recognized such gain in prior taxable years), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. A summary of the possible tax consequences to you begins on page 58 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

We anticipate that we will continue to satisfy the requirements necessary to qualify as a REIT throughout the period of the liquidation process and make distributions sufficient to ensure that we will not be required to pay federal income tax. However, in view of the changes in the nature of our assets and our sources of income throughout the period of the liquidation process, and the need to retain assets to meet liabilities, we face the risk that we may not continue to qualify as a REIT and thus might be required to pay federal income tax. We believe that this is unlikely. However, if we are unable to retain our status as a REIT or we become subject to federal income tax during the period of the liquidation process, the amount available for distribution to our

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stockholders could be reduced. A description of the possible tax consequences to us begins on page 58 of this proxy statement.
Q:	What are the recommendations of our board of directors and the special committee with respect to the proposals?

A:	Our board of directors and the special committee each unanimously determined that the terms of the plan of liquidation are advisable and in your and the company’s best interests and approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, pending your approval. Therefore, our board of directors and the special committee each unanimously recommend that you vote “FOR” the plan of liquidation proposal. Our board of directors and the special committee each unanimously recommend that you also vote “FOR” the adjournment proposal.

Q.	What will happen if the plan of liquidation is not approved by our stockholders?

A:	If the plan of liquidation is not approved by our stockholders, our special committee and our board of directors will meet to determine what other reasonably available alternatives to pursue in the best interest of our company and our stockholders are, including, without limitation, continuing to operate the business. However, we believe that the other alternatives to the plan of liquidation that were considered are less desirable for us.

Q:	Can the plan of liquidation be abandoned?

A:	Prior to receiving stockholder approval, the board of directors may cease its pursuit of the plan of liquidation for any reason, including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us. After we have received stockholder approval, abandonment of the plan of liquidation will require approval of the board of directors and the stockholders.

Q:	What alternatives to liquidation have you considered?

A:	We explored the options of:
•	terminating our management agreement with CIT Healthcare LLC, internalizing our management and continuing the company’s strategy of repositioning the company as an equity REIT;

•	a sale or merger of the company; and

•	seeking to dispose of one or more of our assets through a portfolio sale and redeploying the proceeds thereof into new investments or distributing such proceeds to our stockholders.
However, after reviewing the alternatives reasonably available to us, we concluded that pursuing a plan of liquidation was the most desirable alternative available to us at this time.
Q:	Do you have agreements to sell your assets?

A:	As of the date of this proxy statement, we have not entered into any binding agreements to sell our interests in any of our three remaining mortgage loan assets or our three healthcare real estate

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investment portfolios.
Q:	Are there any interests in the liquidation that differ from my own?

A:	Yes, our directors and executive officers have interests in the liquidation that are different from your interests as a stockholder, including the following:
•	Mr. Kellman, our former chief executive officer, owns a total of 137,137 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $1,097,096 and $1,213,662 in value under our Total Liquidation Value Range.

•	Mr. Besecker, the chairman of the board, owns a total of 29,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $232,000 and $256,650 in value under our Total Liquidation Value Range. In addition, Mr. Besecker holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Our new chief executive officer, Salvatore (Torey) V. Riso, Jr., owns a total of 22,696 unvested equity awards under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $181,570 and $200,860 in value under our Total Liquidation Value Range. In addition, Mr. Riso holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Our other executive officers, comprised of two individuals, own an aggregate total of 38,909 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $311,270 and $344,345 in value under our Total Liquidation Value Range. In addition, our other executive officers hold performance share awards that entitle them to receive between 2,000 and 8,000 additional shares, which will represent between approximately $16,000 and $70,800 in value under our Total Liquidation Value Range, depending on the amount and timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Mr. Warden, a member of our board of directors recommended by CIT Group Inc., owns a total of 15,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $120,000 and $132,750 in value under our Total Liquidation Value Range.
Consequently, these individuals may be more likely to support the plan of liquidation than might

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otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Interests of Certain Persons in the Plan of Liquidation.”
Q:	Will the company be required to pay CIT Healthcare a termination fee?

A:	We are contractually obligated to pay CIT Healthcare LLC a termination fee of $15.4 million in the event we terminate or elect not to renew our management agreement with CIT Healthcare LLC. To date, the company has not terminated the management agreement. We may elect not to renew, or to terminate, the management agreement in the future once all of our assets have been sold, or we are otherwise acquired by a third party.

Q:	What other matters will be voted on at the special meeting?

A:	In addition to asking you to vote on the plan of liquidation proposal, we are asking you to consider and vote on a proposal to permit our board of directors to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes present at the time of that meeting to approve the plan of liquidation proposal. We refer to this as the adjournment proposal. The vote for the plan of liquidation proposal is separate from the vote for the adjournment proposal.

Other than the plan of liquidation proposal and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting.

Q:	Who is entitled to vote at the meeting?

A:	If our records show that you were a holder of our common stock at the close of business on [•], which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.

Q:	How many shares can vote?

A:	As of the close of business on the record date, [•] shares of common stock of the company were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.

Q:	What constitutes a quorum?

A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast shall constitute a quorum for the transaction of business at the meeting.

Q:	What vote of stockholders is required to approve the proposals?

A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock then outstanding and entitled to vote thereon. If a quorum is present, approval of the adjournment proposal will require the affirmative vote of a

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majority of all votes cast by the holders of our common stock, entitled to vote on the proposal.
Q:	What effect will abstentions have on the vote approval for the liquidation proposal?

A:	Approval of the plan of liquidation proposal will require the affirmative vote of the holders of at least a majority of the shares of our common stock. As a result, an abstention will have the same effect as a vote against the proposal.

Q:	What effect will broker non-votes have on the vote approval for the liquidation proposal?

A:	A broker non-vote occurs when stockholders who hold their shares of common stock in “street name” through brokers fail to provide such brokers with specific instructions on how to vote the shares, and the brokers do not have discretion to vote the shares under applicable stock exchange rules. We believe that brokers will not have discretion to vote uninstructed shares on the liquidation proposal under applicable stock exchange rules, so it is possible that there may be “broker non-votes” in respect to the liquidation proposal. Because approval of the plan of liquidation proposal requires the affirmative vote of the holders of at least a majority of the shares of common stock, a broker non-vote will have the same effect as a vote against the proposal.

Q:	What happens if I do not vote?

A:	If you do not vote, it will have the same effect as a vote against the plan of liquidation proposal, but will have no effect on the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Not unless you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding how to instruct them to vote your shares.

Q:	How do I vote?

A:	Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card, which is being solicited by our board of directors, in the postage-prepaid envelope provided. You may also authorize a proxy to vote your shares electronically via the internet at www.proxyvote.com or by telephone by dialing toll-free 1-800-690-6903. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. Any proxy may be revoked by delivery of a later dated proxy. If you attend the special meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Q:	What should I do now?

A:	You should complete, date and sign your proxy card and return it promptly in the enclosed postage-paid envelope, or authorize a proxy to vote your shares by internet at www.proxyvote.com or telephone at 1-800-690-6903, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

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Q:	Can I change my vote after I return my proxy card or after I authorize a proxy to vote my shares by telephone or over the internet?

A:	If you are a “record” holder, even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting by delivering to our secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the special meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the internet, you may simply authorize a proxy again at a later date, using the same procedures, in which case your shares will be voted in accordance with the later submitted proxy and not the earlier proxy.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

Q:	Do I have appraisal rights?

A:	No. Section 5.4 of our charter provides that our stockholders shall not be entitled to exercise any rights of appraisal or similar rights of an objecting stockholder unless provided for by our board of directors. Our board of directors has not provided such rights in connection with the plan of liquidation.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:	We will bear the entire cost of the solicitation of proxies from our stockholders. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	Who can help answer my questions?

A:	If you have additional questions about the plan of liquidation, or would like additional copies of this proxy statement, you should contact Paul F. Hughes at 212-771-0505 or in writing to Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attention: Paul F. Hughes, Secretary and Chief Compliance Officer.

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SUMMARY
          This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the plan of liquidation, you should read this entire proxy statement, including the exhibit, and the other documents referenced in this proxy statement. A copy of the plan of liquidation is included as Exhibit A to this proxy statement. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.
          Our Business
          We are an externally managed real estate investment trust (“REIT”) that was formed to invest in healthcare-related real estate and mortgage debt. We were incorporated in Maryland in March 2007, and we completed our initial public offering on June 27, 2007. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Internal Revenue Code of 1986, as amended (the “Code”), to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our taxable income at regular corporate tax rates.
          We were originally positioned to make mortgage investments in healthcare-related properties, and to invest in healthcare-related real estate, through utilizing the origination platform of our external manager, CIT Healthcare LLC (“CIT Healthcare”). We acquired our initial portfolio of mortgage loan assets from our manager in exchange for cash proceeds from our initial public offering and common stock. In response to dislocations in the overall credit market, and in particular the securitized financing markets, in late 2007, we redirected our focus to place greater emphasis on healthcare-related real estate investments. For more information on our business see the section entitled “Description of Business” on page 22 below.
          The Special Meeting
          The special meeting will be held on [•], January [•], 2010, at 10:00 a.m. local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017. For more information on the special meeting, see the section entitled “The Special Meeting” on page 20 below.
          Vote Required
          To obtain approval of the plan of liquidation, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the plan of liquidation proposal. A stockholder’s failure to return a proxy or give instructions to his or her broker or abstention from voting will have the same effect as an affirmative vote against this proposal and, consequently, the plan of liquidation. CIT Group Inc., the parent of our external manager, CIT Healthcare, controls approximately 38% of our issued and outstanding common stock and has indicated to us that it intends to vote all of the shares it controls in favor of the plan of liquidation.
          Record Date for Voting
          The close of business on December [•], 2009 is the record date for determining eligibility to vote at the special meeting. Each holder of our common stock on the record date will be entitled to one vote per share on all matters coming before the special meeting. On the record date, there were [•] shares of our common stock outstanding and entitled to vote at the special meeting.

          The Plan of Liquidation
          The principal purpose of the plan of liquidation is to maximize the return of value to our stockholders. In the liquidation, we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by our subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the earnings or value of these assets following the sale of such assets.
          Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind-up our operations and dissolve.
          Our common stock is currently registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to our plan of liquidation, we expect to terminate registration of our common stock under the Exchange Act. For more information on the plan of liquidation, see the section entitled “Proposal One: The Plan of Liquidation” on page 30 below.
          Background of the Plan of Liquidation; Reasons for the Liquidation
          Our operating strategy originally involved acquiring additional mortgage assets on a leveraged basis through the use of short-term borrowing facilities such as warehouse lines of credit and longer-term funding through securitization structures such as collateralized debt obligations or commercial mortgage-backed securities. In late 2007, due to severe dislocations in the credit markets, including the effective closure of the securitized financing markets, we shifted our operating strategy to place greater emphasis on acquiring high quality healthcare-related real estate investments and away from mortgage assets. As it became more difficult to raise additional capital through the equity and debt markets to fund our transactions, our board formed a special committee of Gerald E. Bisbee, Jr., PhD., Kirk E. Gorman and Karen P. Robards, each of whom was and is deemed an independent director under the rules of the New York Stock Exchange and our own independence definition. Flint D. Besecker was later appointed to the special committee in October 2008, and Mr. Gorman resigned from the special committee and our board of directors in October 2009, due to time constraints resulting from his other business commitments. The special committee was authorized and empowered to, among other things, explore with any potentially interested party the terms of any strategic transaction with the company and make a recommendation to the board with respect to such strategic transactions. We also engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as our exclusive financial advisor to assist us in evaluating potential strategic alternatives available to the company. In October 2008, we launched a formal sale process that ultimately did not prove successful.
          On December 10, 2009, our special committee recommended and our board of directors approved the adoption of a plan of liquidation. In reaching their determinations that the plan of liquidation is advisable and in the best interests of our stockholders and the company, and approving the plan of liquidation and recommending that our stockholders vote to approve the plan of liquidation, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:
•	our special committee’s review of possible alternatives to the proposed liquidation, including a sale of all or a portion of our mortgage loan assets and re-deployment of the proceeds thereof in healthcare-related real estate investments, the potential sale or merger of our company and other possible transactions designed to enhance stockholder value. Based on this review, our special committee concluded, and our board of directors affirmed, that a liquidation will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time;
•	our special committee’s belief that we had thoroughly checked the market for a sale of the entire company and that we were unable to reach agreement with any third party that came forward as a result of such market check with an offer that we considered was likely to provide you with a greater return on your investment within a reasonable period of time than you would reasonably be expected to receive through a plan of liquidation;

•	the execution risks associated with the proposed plan of liquidation in relation to the other strategic alternatives considered;

•	our board of directors’ belief that the liquidating distributions that we will make to our stockholders in connection with the plan of liquidation would likely result in a greater return on investment to our stockholders relative to the other available strategic alternatives, considering, among other things, our board of directors’ own assessment, based on presentations made by our management of the value of our remaining assets, our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the terms and conditions of the plan of liquidation; and

•	if we chose to continue our operations and complete our transition to an equity REIT, we would need to grow our existing healthcare real estate portfolio. In order to grow our portfolio to a size that we believe would provide an attractive return on investment, we would be required to raise additional capital. We do not believe that we would be able to obtain debt financing through the capital markets on favorable terms in the near term because debt capital markets remain severely constricted. In order to raise new equity capital, we would need to first demonstrate our ability to successfully execute an equity REIT strategy by deploying all or a significant portion of our cash on hand to make attractive new investments that we have yet to identify. There is no guarantee that we would be able to identify attractive healthcare real estate investments. Even if we were to successfully invest our cash in attractive healthcare real estate investments, there would still be no guarantee that we would be able to raise new money in the equity capital markets. In addition, raising new equity capital at our existing stock price would be significantly dilutive to our current stockholders. If we chose to continue our operations and complete our transition to an equity REIT, we would also seek to internalize our management structure given the costs associated with our existing management agreement with CIT Healthcare. In transitioning to an internally managed REIT, there is no guarantee that we would be able to identify an effective management team on a timely basis or at all.
          For more information on the background of the liquidation and the reasons for the liquidation see the section entitled “Proposal One: The Plan of Liquidation” on page 30 below.

          Recommendation of Our Board of Directors and the Special Committee
          Our special committee and our board of directors recommend that you vote “FOR” the plan of liquidation.
          Interests in the Liquidation That Differ from Your Interests
          Our directors and executive officers have interests in the liquidation that are different from your interests as a stockholder, including the following:
•	Mr. Kellman, our former chief executive officer, owns a total of 137,137 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $1,097,096 and $1,213,662 in value under our Total Liquidation Value Range.

•	Mr. Besecker, the chairman of the board, owns a total of 29,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $232,000 and $256,650 in value under our Total Liquidation Value Range. In addition, Mr. Besecker holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Our new chief executive officer, Salvatore (Torey) V. Riso, Jr., owns a total of 22,696 unvested equity awards under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $181,570 and $200,860 in value under our Total Liquidation Value Range. In addition, Mr. Riso holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Our other executive officers, comprised of two individuals, own an aggregate total of 38,909 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $311,270 and $344,345 in value under our Total Liquidation Value Range. In addition, our other executive officers hold performance share awards that entitle them to receive between 2,000 and 8,000 additional shares, which will represent between approximately $16,000 and $70,800 in value under our Total Liquidation Value Range, depending on the amount and timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Mr. Warden, a member of our board of directors recommended by CIT Group Inc., owns a total of 15,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $120,000 and $132,750 in value under our Total Liquidation.

Value Range.
          Consequently, these individuals may be more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Proposal One: Plan of Liquidation — Interests of Certain Persons in the Plan of Liquidation” on page 52.
          Expected Distributions
          Our board of directors has not established a firm timetable for distributions to stockholders. Under the terms of the plan of liquidation and Maryland law, we may make one or more distributions from time to time, after providing for or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. At any given time, if our board of directors so elects, we may transfer our remaining assets to a liquidating trust and issue each stockholder an interest in such liquidating trust. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by our board of directors, pro rata based on the number of shares owned by each stockholder.
          We estimate that our company has a Total Liquidation Value Range of between approximately $8.00 to $8.85 per share of common stock. However, our Total Liquidation Value Range may not reflect the amount that you will receive in liquidating distributions. You may receive more or less than that amount in liquidating distributions. It is not possible to determine with certainty the liquidating distributions that will ultimately be made to our stockholders. See “Risk Factors.” The actual amount, timing of and record dates for stockholder distributions will be determined by our board of directors in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our board of directors to pay or provide for all of our liabilities and obligations.
          In estimating our Total Liquidation Value Range, we have relied on management’s estimate of the value of our assets and the costs we will incur as a result of and during the liquidation process. Management’s estimates of the values of our mortgage loan assets are based on comparable sales figures in prior mortgage loan sales, discussions with bidders and brokers and a confirmatory valuation provided by an outside valuation expert. Management’s estimates of the values of our healthcare real estate investments are based on management’s projections and models, the values ascribed to such investments by bidders for the company, comparable sales figures, discussions with brokers, and, with respect to our investments in Bickford and SMC, a confirmatory valuation provided to us by an outside valuation expert. Management’s estimate of the value of our 85% interest in the Cambridge medical office building portfolio is based on a net present value of the future cash flows that we expect to receive from our Cambridge investment, minus our estimated costs for operating our company during our projected holding period for our Cambridge investment. Management has chosen to estimate the value of our 85% interest in the Cambridge medical office building portfolio on a net present value basis, instead of on the basis of estimated sale values, due to the current dispute that the company is involved in with Cambridge Holdings, Inc. (“Cambridge Holdings”), our joint venture partner, over, among other things, our ability to transfer our interests in the joint venture. See “Description of Business — Legal Proceedings” on page 25 below and “Risk Factors” on page 7 below for more details of our dispute with Cambridge Holdings.
          The payment of our net liquidating distributions is also subject to the payment of or provision for our contractual and other legal obligations, our estimated general and administrative costs during the liquidation process and the costs associated with our liquidation, such as legal and other advisory fees. Our most significant contractual obligation is the termination fee that we will owe CIT Healthcare if we elect to terminate, or not renew, the management agreement. The amount of the termination fee is contractually set at $15.4 million. We believe that we will have sufficient cash to pay all of our current and accrued obligations as a result of current cash balances, cash from operations and asset sales. If contingent or unknown liabilities exist and/or federal, state or local income taxes have to be paid, distributions to stockholders may be reduced or delayed.
          Risk Factors
          We currently estimate that our Total Liquidation Value Range is between approximately $162 million and $179 million, or between approximately $8.00 and $8.85 per share. The actual amount of liquidating distributions we pay to you may be more or less than our Total Liquidation Value Range. Factors that could cause actual payments to be lower than our Total Liquidation Value Range include, among others, the risks set forth below:
•	If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.

•	Decreases in property values may reduce the amount we receive upon a sale of our assets.

•	If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

•	Pursuing the plan of liquidation may cause us to fail to qualify as a REIT and subject us to federal income tax, which would dramatically lower the amount of our liquidating distributions.

•	The sale of our assets may cause us to be subject to a 100% excise tax on “prohibited transactions,” which would reduce the amount of our liquidating distributions.

•	Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.

•	Our ability to execute the plan of liquidation depends on our manager and key personnel of our manager whose continued service is not guaranteed.

•	Our dispute with Cambridge Holdings regarding our ability to transfer our interests in the Cambridge medical office building portfolio may impair the value of such interests, and if we are not successful in our declaratory judgment action against Cambridge Holdings, our ability to transfer our interests in the portfolio may be restricted.

•	If we are not successful in our declaratory judgment action seeking confirmation that the partnership interests held by Cambridge Holdings in the entity through which we made our investment in the Cambridge medical office building portfolio are not entitled to receive liquidating distributions from us, then the amount of liquidating distributions available to our stockholders may be reduced.
          For more information on the risks associated with our proposed plan of liquidation, see the section entitled “Risk Factors” on page 7 below.

RISK FACTORS
          There are many risks associated with our business, the conflicts of interests that arise out of our relationship with our external manager, CIT Healthcare LLC, the healthcare industry in general, our healthcare-related investments in particular and our tax status as a REIT. These risks are described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2008, and in subsequently filed Form 10-Q quarterly reports, each of which are incorporated herein by reference. In addition to these risks, you should consider the following additional risks associated with our plan of liquidation when deciding how to vote on that proposal.
          We currently estimate that our Total Liquidation Value Range is between approximately $162 million and $179 million, or between approximately $8.00 and $8.85 per share. The actual amount of liquidating distributions we pay to you may be more or less than our Total Liquidation Value Range. Factors that could cause actual payments to be lower than our Total Liquidation Value Range include, among others, the risks set forth below:
          We do not know the exact amount or timing of liquidation distributions.
          We cannot assure you of the precise nature and amount of any distributions to our stockholders pursuant to the plan of liquidation. Furthermore, the timing of our distributions will be affected, in large part, by our ability to sell our remaining assets in a timely and orderly manner.
          Our assets consist of three mortgage loans and investments in three healthcare real estate portfolios — the Cambridge medical office building portfolio, the Bickford assisted living, independent living and Alzheimers facility portfolio and the SMC independent and assisted living facility portfolio, and three remaining mortgage loan assets secured by skilled nursing and assisted living facilities.
          Management’s estimates of the values of our mortgage loan assets are based on comparable sales figures in prior mortgage loan sales, discussions with bidders and brokers and a confirmatory valuation provided by an outside valuation expert. Management’s estimates of the values of our healthcare real estate investments are based on management’s projections and models, the values ascribed to such investments by bidders for the company, comparable sales figures, discussions with brokers, and, with respect to our investments in Bickford and SMC, a confirmatory valuation provided to us by an outside valuation expert. Management’s estimate of the value of our 85% interest in the Cambridge medical office building portfolio is based on a net present value of the future cash flows that we expect to receive from our Cambridge investment, minus our estimated costs for operating our company during our projected holding period for our Cambridge investment. There can be no assurance that we will be able to find buyers for any or all of our assets, and if we are able to sell such assets, there can be no guaranty that the value received upon such sale will be consistent with management’s estimates.
          If our stockholders approve the plan of liquidation, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We intend to seek and obtain the highest sales prices reasonably available for our assets, and believe that we can out-wait bargain-hunters; however, we cannot predict how changes in local real estate markets or in the national economy may affect the prices that we can obtain in the liquidation process. Therefore, there can be no assurance that we will receive the proceeds we expect for the sale of our assets.
          The actual amount available for distribution could be more or less than the range of net liquidating distributions that we estimate, depending on a number of other factors including (i) unknown liabilities or claims, (ii) unexpected or greater or lesser than expected expenses, and (iii) greater or lesser than anticipated net proceeds of asset sales.

          Distributions will depend on the amount of proceeds we receive from the sale of our assets, when we receive them, and the extent to which we must establish reserves for current or future liabilities.
          We are currently unable to predict the precise timing of any distributions pursuant to the plan of liquidation. The timing of any distribution will depend upon and could be delayed by, among other things, the timing of the sale of our company’s assets. Additionally, a creditor could seek an injunction against our making distributions to our stockholders on the ground that the amounts to be distributed were needed for the payment of the liabilities and expenses. Any action of this type could delay or substantially diminish the amount, if any, available for distribution to our stockholders.
          If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.
          As of the date of this proxy statement, none of our mortgage loans or healthcare real estate assets are subject to a binding sale agreement providing for their sale. In calculating our Total Liquidation Value Range for our assets, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of values for each investment. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the asset’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our stockholders would be delayed or reduced. Furthermore, real estate values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. Our liquidation proceeds may also be affected by the terms of prepayment or assumption costs associated with debt encumbering our healthcare real estate assets. In addition, minority ownership matters, transactional fees and expenses, environmental contamination at our healthcare real estate assets or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.
          Decreases in property values may reduce the amount we receive upon a sale of our assets.
          The underlying value of our healthcare real estate assets may be reduced by a number of factors that are beyond our control, including, without limitation, the following:
•	adverse changes in economic conditions;

•	the financial performance of our tenants, and the ability of our tenants to satisfy their obligations under their leases;

•	potential major repairs which are not presently contemplated or other contingent liabilities associated with the assets;

•	terminations and renewals of leases by our tenants;

•	changes in interest rates and the availability of financing;

•	competition; and

•	changes in real estate tax rates and other operating expenses.
          Any reduction in the value of our healthcare real estate assets would make it more difficult for us to sell such assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to stockholders.
          If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.
          Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our board of directors may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our board of directors may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs that we will incur in the liquidation are not yet final, so we have used estimates of these costs in calculating our Total Liquidation Value Range. To the extent that we have underestimated these costs in calculating our projections, our actual liquidation value may be lower than our estimated Total Liquidation Value Range. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our stockholders may be delayed or reduced.
          Pursuing the plan of liquidation may cause us to fail to qualify as a REIT, which would dramatically lower the amount of our liquidating distributions.
          We value our status as a REIT under the tax code because while we qualify as a REIT and distribute all of our taxable income, we generally are not subject to federal income tax. Although our board of directors does not presently intend to terminate our REIT status prior to the final distribution of our assets and our dissolution, our board of directors may take actions pursuant to the plan of liquidation which would result in such a loss of REIT status. Upon the final distribution of our assets and our dissolution, our existence and our REIT status will terminate. However, there is a risk that our actions in pursuit of the plan of liquidation may cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT prior to completion of the plan of liquidation. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We may encounter difficulties satisfying these requirements as part of the liquidation process. In addition, in selling our assets, we may recognize ordinary income in excess of the cash received. The REIT rules require us to pay out a large portion of our ordinary income in the form of a dividend to stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we are unable to borrow to fund the required dividend or find another way to meet the REIT distribution requirements, we may cease to qualify as a REIT. While we expect to comply with the requirements necessary to qualify as a REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):
•	not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

•	be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

•	be subject to increased state and local taxes; and

•	be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.
          As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.
          Pursuing the plan of liquidation may cause us to be subject to federal income tax, which would reduce the amount of our liquidating distributions.
          We generally are not subject to federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year. However, we are subject to federal income tax to the extent that our taxable income exceeds the amount of dividends paid to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. While we intend to make distributions to our stockholders sufficient to avoid the imposition of any federal income tax on our taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the funds available for distribution to our stockholders.
          The sale of our assets may cause us to be subject to a 100% excise tax on “prohibited transactions,” which would reduce the amount of our liquidating distributions.
          REITs are subject to a 100% excise tax on any gain from “prohibited transactions,” which include sales or other dispositions of assets held for sale to customers in the ordinary course of the REIT’s trade or business. The determination of whether property is held for sale to customers in the ordinary course of our trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The tax code does provide a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions, but we may not be able to satisfy these conditions. While we do not believe that if our stockholders approve the plan of liquidation any of our property should be considered to be held for sale to customers in the ordinary course of our trade or business, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary, there is a risk that the Internal Revenue Service would seek to treat some or all of the property sales as prohibited transactions, resulting in the payment of taxes by us as described above, in which case the amount available for distribution to our stockholders could be significantly reduced.
          Our entity value may be adversely affected by adoption of the plan of liquidation.
          Once our stockholders approve the plan of liquidation, we will be committed to winding-up our operations. This may dissuade anyone that might have an interest in acquiring our company from pursuing such an acquisition. It may also preclude other possible courses of action not yet identified by our board of directors or the special committee.
          Our board of directors may amend the plan of liquidation at any time.

          Even if you vote to approve the plan of liquidation, our board of directors may amend the plan of liquidation without further stockholder approval, to the extent permitted by Maryland law. Thus, to the extent that Maryland law permits us to do so, we may decide to conduct the liquidation differently than described in this proxy statement.
          Our board of directors will have the authority to sell our assets under terms less favorable than those assumed for the purpose of estimating our net liquidation value range.
          If our stockholders approve the plan of liquidation, our board of directors will have the authority to sell any and all of our assets on such terms and to such parties as our board of directors determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
          Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.
          Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, sometimes lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if stockholders approve the plan of liquidation. As of the date of this proxy statement, no such lawsuits relative to the plan of liquidation were pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert management’s attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of any such damages, however, if applicable, they may be significant and may reduce our cash available for distribution to our stockholders.
          Our officers and directors may have conflicts of interest that may influence their support of the plan of liquidation and may cause them to manage our liquidation in a manner not solely in the best interests of our other stockholders.
          Our directors and executive officers have interests in the liquidation that are different from your interests as a stockholder, including the following:
•	Mr. Kellman, our former chief executive officer, owns a total of 137,137 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $1,097,096 and $1,213,662 in value under our Total Liquidation Value Range.

•	Mr. Besecker, the chairman of the board, owns a total of 29,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $232,000 and $256,650 in value under our Total Liquidation Value Range. In addition, Mr. Besecker holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Our new chief executive officer, Salvatore (Torey) V. Riso, Jr., owns a total of 22,696 unvested equity awards under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $181,570 and $200,860 in value under our Total Liquidation Value Range. In addition, Mr. Riso holds a performance share award that entitles him to receive between 2,500 and 10,000 additional shares, which will represent between approximately $20,000 and $88,500 in value under our Total Liquidation Value Range, depending on the amount and the timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.
•	Our other executive officers, comprised of two individuals, own an aggregate total of 38,909 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $311,270 and $344,345 in value under our Total Liquidation Value Range. In addition, our other executive officers hold performance share awards that entitle them to receive between 2,000 and 8,000 additional shares, which will represent between approximately $16,000 and $70,800 in value under our Total Liquidation Value Range, depending on the amount and timing of the liquidating distributions declared by the board between the date of stockholder approval of our plan of liquidation and December 31, 2010.

•	Mr. Warden, a member of our board of directors recommended by CIT Group Inc., owns a total of 15,000 unvested equity awards granted under our equity plan. If you approve the plan of liquidation, these unvested awards will become vested and will represent between approximately $120,000 and $132,750 in value under our Total Liquidation Value Range.
          Consequently, these individuals may be more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Our board of directors and the special committee each was aware of these interests and considered them in making their recommendations. For further information regarding these and other interests that differ from your interests please see the section titled “Proposal One: Plan of Liquidation — Interests of Certain Persons in the Plan of Liquidation” on page 52.
          Distributing interests in a liquidating trust may cause you to recognize gain prior to the receipt of cash.
          The REIT provisions of the tax code generally require that each year we distribute as a dividend to our stockholders 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain). Liquidating distributions we make pursuant to a plan of liquidation will qualify for the dividends paid deduction, provided that they are made within 24 months of the adoption of such plan. Conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we may elect to contribute our remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. We may also elect to contribute our remaining assets and liabilities to a liquidating trust within such 24-month period to avoid the costs of operating as a public company. Such a contribution would be treated as a distribution of our remaining assets to our stockholders, followed by a contribution of the assets to the liquidating trust. As a result, a stockholder would recognize gain to the extent his share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder’s basis in his stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See “Material United States Federal Income Tax Consequences — Tax Consequences of Liquidating Trust”

on page 58. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the Code.
          Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write-down our assets.
          Once the stockholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we must change our basis of accounting from the going-concern basis to the liquidation basis of accounting.
          In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective current carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.
          Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.
          In addition, write-downs in our assets could reduce the price that a third party would be willing to pay to acquire your shares or our assets.
          We hold our investments in the Cambridge and SMC portfolios through joint ventures. The sale or disposition of our joint venture interests involve risks which include:
•	any sale or other disposition of our interest in either joint venture may require lender consent, and we may not be able to obtain such consent or approval;

•	such transaction may also trigger other contractual rights held by a joint venture partner, lender or other third party depending on how the proposed sale is structured; and

•	there may be disagreements as to whether a consent and/or approval is required in connection with the consummation of a transaction with a joint venture partner, lender or other third party, or whether such a transaction triggers other contractual rights held by a joint venture partner, lender or other third party, and in either case, those disagreements may result in litigation.
          The occurrence of one or more of the events described above could cause unanticipated significant delay in any sale or disposition of our interest in either joint venture and unanticipated or increased costs and liabilities, which could in turn adversely affect the amount of our estimated range of liquidation proceeds.
          Our dispute with Cambridge Holdings regarding our ability to transfer our interests in the Cambridge medical office building portfolio may impair the value of such interests, and if we are not successful in our declaratory judgment action against Cambridge Holdings, our ability to transfer our interests in the portfolio may be restricted.
          Cambridge Holdings, our joint venture partner in the Cambridge medical office building portfolio, has asserted that it possesses the contractual right to approve any transfer, either directly or indirectly, of our interests in the portfolio. We have in the past disagreed and continue to disagree with Cambridge Holdings’ assertion and strongly believe that we have the right to transfer, without the approval of Cambridge Holdings, our Cambridge interests either through a business combination transaction involving our company or the sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio. We contend that Cambridge Holdings does not have the indirect right to control the business combination and other activities of the parent entities of the entity through which we made our direct investment in the portfolio. On November 25, 2009, we filed a complaint in federal district court in Texas against Cambridge Holdings and its affiliates seeking, among other things, a declaratory judgment to that effect. Unsuccessful resolution of our dispute with Cambridge Holdings may impair the value of our Cambridge interests, which may reduce the amount of liquidating distributions you receive. In addition, if we are not successful in our declaratory judgment action, our ability to transfer our Cambridge interests may be restricted. Resolution of our dispute with Cambridge Holdings may take a considerable amount of time. We also cannot predict when our dispute with Cambridge Holdings will be resolved, if at all.
          If we are not successful in our declaratory judgment action seeking confirmation that the partnership interests held by Cambridge Holdings in the entity through which we made our investment in the Cambridge medical office building portfolio are not entitled to receive liquidating distributions from us, then the amount of liquidating distributions available to our stockholders may be reduced.
          In connection with our investment in the Cambridge medical office building portfolio, we agreed to cause the entity through which our investment was made to issue operating partnership units to Cambridge Holdings. The partnership agreement states that these partnership units are entitled to receive an amount per unit linked to the regular quarterly dividends declared and paid on Care common stock. Cambridge Holdings has asserted that these partnership units are also entitled to receive amounts linked to other liquidating distributions that our board may declare and pay to our stockholders. We have disagreed and continue to disagree with this assertion. On November 25, 2009, we filed a complaint in federal district court in Texas against Cambridge Holdings and its affiliates seeking, among other things, a declaratory judgment that the partnership units held by Cambridge Holdings are not entitled to receive any amounts linked to any other special cash distributions declared and paid by our board to our stockholders apart from cash distributions linked to the regular quarterly dividends paid to our stockholders. If we are not successful in our declaratory judgment action, the amount that you may receive in liquidating distributions may be decreased.
          If we are unable to satisfy all of our obligations to creditors, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.

          If the plan of liquidation is approved by the stockholders, we intend to file articles of dissolution with the State Department of Assessments and Taxation of Maryland promptly after the sale of all of our remaining assets or at such time as our directors have transferred our company’s remaining assets, subject to its liabilities, into a liquidating trust. Pursuant to Maryland law, our company will continue to exist for the purpose of discharging any debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. We intend to pay for all liabilities and distribute all of our remaining assets, which may be accomplished by the formation of a liquidating trust, before we file our articles of dissolution.
          Under Maryland law, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution. For example, if we make distributions to our stockholders without making adequate provisions for payment of creditors’ claims, our stockholders could be liable to the creditors to the extent of the distributions in excess of the amount of any payments due to creditors. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the plan of liquidation. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidation distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and distributions to our stockholders have already been made, our stockholders may be required to return some or all of such distributions.
          Stockholders could be liable to creditors to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.
          If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from making distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidation trust under the plan of liquidation.
          Distributions by us may include a return of capital.
          Distributions payable to stockholders may include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a stockholder’s basis. Distributions in excess of tax basis will generally constitute capital gain.
          We face potential risks with asset sales.
          Risks associated with the sale of properties which, if they materialize, may have a material adverse effect on amounts you may receive, include:
•	lack of demand by prospective buyers;

•	inability to find qualified buyers;

•	inability of buyers to obtain satisfactory financing;

•	lower than anticipated sale prices; and

•	the inability to close on sales of properties under contract.
          Our ability to execute the plan of liquidation depends on our manager and key personnel of our manager whose continued service is not guaranteed.
          Our manager, CIT Healthcare, is a wholly owned subsidiary of CIT Group Inc. (“CIT Group”). CIT Group announced on November 1, 2009 that it had commenced a prepackaged plan of reorganization for CIT Group, Inc. and CIT Group Funding Company of Delaware LLC under the U.S. Bankruptcy Code. None of CIT Group’s operating subsidiaries, including our manager, were included in the CIT bankruptcy filings. On December 8, 2009, CIT Group announced that its reorganization plan had been confirmed and on December 10, 2009 CIT Group emerged from bankruptcy.
          We do not have any employees. Our officers are employees of our manager and its affiliates. We do not have any separate facilities and are completely reliant on our manager to conduct our day-to-day operations. The court order approved restructuring plan calls for significant changes in CIT Group’s operations and associated human and other resources. CIT Group’s reorganization may detract from our manager’s ability to meet its obligations to us under the management agreement, and the departure of a significant number of the professionals of our manager or its affiliates as a result of the reorganization could have a material adverse effect on our performance.
          The market price of our common stock may decline as we make liquidating distributions to our stockholders.
          If our plan of liquidation is approved, our stock may be delisted from the New York Stock Exchange.
          Under the rules of the New York Stock Exchange, the exchange has discretionary authority to delist our common stock if we proceed with a plan of liquidation. In addition, the exchange will commence delisting proceedings against us if (i) the average closing price of our common stock falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period, or (iii) we lose our REIT qualification. Even if the New York Stock Exchange does not move to delist our common stock, we may voluntarily delist our common stock from the exchange in an effort to reduce our operating expenses and maximize our liquidating distributions. If our common stock is delisted, you may have difficulty trading our common stock on the secondary market.
          You will not be able to buy, sell or transfer our shares of common stock after we file our Articles of Dissolution.
          If the stockholders approve our plan of liquidation, we intend to close our transfer books as of the close of business on the date on which we file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “Final Record Date”). We anticipate that the Final Record Date will be after the sale of all of our assets or such earlier time as our board of directors transfers all of our remaining assets into a liquidating trust. After the Final Record Date, we will not record any further transfers of our shares of common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of common stock upon exercise of outstanding options. Your interests in a liquidating trust are likely to be non-transferable except by will, intestate succession or operation of law. It is anticipated that no further transfers of our shares of common stock will be recognized after the Final Record Date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This proxy statement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “might,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions.
          Among many other examples, the following statements are examples of the forward-looking statements in this document:
•	all predictions of the amount or timing of liquidating distributions to be received by stockholders;

•	all statements regarding our ability to continue to qualify as a REIT;

•	all statements regarding how our board of directors will interpret and comply with the terms of the plan of liquidation;

•	all statements regarding the timing of asset dispositions and the sales price we expect to receive for assets; and

•	all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of expenses expected to be incurred, the amount or existence of future contingent liabilities, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.
          You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond our control. Many relevant risks are described under the caption “Risk Factors” on page 7 as well as throughout this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference (see “Where You Can Find More Available Information” on page 68), and you should consider these important cautionary factors as you read this document.
          Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:
•	uncertainties relating to finding a willing counterparty in the disposition of one or more of our assets;

•	uncertainties regarding our ability to continue to qualify as a REIT;

•	availability of qualified personnel;

•	increased rates of default and/or decreased recovery rates on our investments;

•	uncertainties relating to our asset portfolio;

•	uncertainties relating to our operations;

•	uncertainties relating to the implementation of our liquidation strategy;

•	uncertainties relating to domestic and international economic and political conditions;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

•	other risks detailed from time to time in our reports filed with the SEC.
          The cautionary statements contained or incorporated by reference into in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
          The enclosed proxy is solicited by our board of directors for use in voting at the special meeting of stockholders to be held on [•], January [•], 2010, at 10:00 a.m. local time, at the CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor Room C/D, New York, NY 10017, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice.
          If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail or by telephone or personal interview by certain of our directors, officers and the employees of our manager, none of whom will receive additional compensation for these services. We will bear the cost of solicitation of proxies. If the adjournment proposal has been approved and the special meeting is adjourned or postponed, we may solicit additional proxies during the adjournment period.
          Voting and Revocability of Proxies
          When proxies are properly dated, executed and returned, the shares they represent will be voted at the special meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted “FOR” approval of the plan of liquidation proposal and “FOR” approval of the adjournment proposal. In addition, if other matters come before the special meeting, the persons named in the accompanying proxy will vote in accordance with their discretion with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the special meeting, by giving written notice to the secretary of the company prior to the special meeting or by delivering a later dated, properly executed proxy (including an electronically or telephonically authorized proxy).
          Each share of common stock outstanding at the close of business on [•], the record date, is entitled to one vote on all matters coming before the special meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. A stockholder may abstain with respect to each item, including the plan of liquidation proposal, submitted for stockholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of an item. The effect of abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). To obtain approval of the plan of liquidation proposal, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the proposal. An abstention from the vote on the plan of liquidation proposal would have the same effect as a vote against the proposal.
          Except for certain items for which brokers are prohibited from exercising their discretion, a broker who holds shares in “street name” has the authority to vote on routine items when it has not received instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes. If the broker crosses out, does not vote with respect to, or is prohibited from exercising its discretion, resulting in a broker non-vote, the effect of the broker non-vote on the result of the vote depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote or abstain with respect to a proposal and does not cross out the proposal, the proxy will be voted “FOR” all of the proposals and in the proxy holder’s discretion with respect to any other matter that may come before the meeting or any adjournments or postponements thereof. Approval of the sale of all of the assets of a corporation and the dissolution of a corporation are both matters for which brokers are prohibited from exercising their discretion. Therefore, stockholders will need to provide brokers with specific instructions on whether to vote in the affirmative for or against the plan of liquidation proposal.
          To obtain approval of the plan of liquidation, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of the plan of liquidation proposal. A stockholder’s failure to return this proxy statement or give instructions to his or her broker or an abstention from voting will have the same effect as an affirmative vote against this proposal and, consequently, the plan of liquidation.
          If a quorum is present, a majority of the votes of common stockholders cast at the special meeting is required to approve the adjournment proposal. A vote for the plan of liquidation proposal does not count as a vote for the adjournment proposal, nor vice versa. Approval of the adjournment proposal is not a condition to the plan of liquidation proposal. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation proposal.
          Assuming a quorum is present, a majority of the votes of common stockholders cast at the special meeting is sufficient to take or authorize action upon any other matter that may properly come before the special meeting, unless our charter, our bylaws or Maryland law requires a greater number for matters of that type.
          Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the special meeting in person.
          Voting by Mail — stockholders may authorize a proxy by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.
          Voting by Telephone — stockholders may authorize a proxy by telephone by dialing toll-free 1-800-690-6903 until 11:59 p.m. Eastern Standard Time on [•]. The touch-tone telephone proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by telephone.
          Voting by Internet — stockholders may authorize a proxy electronically using the internet at www.proxyvote.com until 11:59 p.m. Eastern Standard Time on [•]. The internet proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by the internet.
          Record Date and Number of Shares Outstanding
          As of the date of this proxy statement, we had [•] shares of common stock issued and outstanding and entitled to vote. Only stockholders of record at the close of business on December [•], 2009 will be entitled to vote at the special meeting.

DESCRIPTION OF BUSINESS
          Our Company
          We are an externally managed REIT that was formed to invest in healthcare-related real estate and mortgage debt. We were incorporated in Maryland in March 2007, and we completed our initial public offering on June 27, 2007. As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Code, to our stockholders, among other requirements. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates.
          The company was originally positioned to make mortgage investments in healthcare-related properties, and to invest in healthcare-related real estate through utilizing the origination platform of its external manager, CIT Healthcare. The company acquired its initial portfolio of mortgage loan assets from its manager in exchange for cash proceeds from our initial public offering and common stock. In response to dislocations in the overall credit market, and in particular the securitized financing markets, in late 2007, the company redirected its focus to place greater emphasis on healthcare-related real estate investments.
          We have made investments in three owned healthcare real-estate portfolios since our initial public offering. We have an 85% ownership interest in a joint venture with Cambridge Holdings, which is comprised of nine Class A medical buildings located in the Texas and Louisiana regions. The company also has a 10% ownership interest and a 100% preferred interest in a joint venture with Senior Management Concepts, LLC (“SMC”), which is comprised of four independent living and assisted living facilities in Utah. We also wholly own 14 facilities through a sale lease-back transaction with Bickford Senior Living Group, LLC (“Bickford”), that includes assisted living, independent living and Alzheimer facilities in several mid-western states.
          Our healthcare-related mortgage portfolio, with an outstanding principal balance of $33.9 million as of December 1, 2009, includes senior whole loans and participations secured primarily by healthcare-related real estate in the form of pledges of ownership interests, direct liens or other security interests.
          Our principal executive offices are located at 505 Fifth Avenue, 6th Floor, New York, New York 10017 and our telephone number is 212-771-0505.
          Our Manager
          Our manager is a wholly-owned subsidiary of CIT Group. Management services are provided to the company pursuant to a management agreement which has an initial term expiring on June 30, 2010, and is subject to automatic one-year renewals thereafter unless the manager or the company provides notice of non-renewal 180 days prior to the end of the initial term or any renewal term, as the case may be. The management agreement cannot be terminated by the company during the course of the initial term, except for Cause (as defined in the management agreement). In the event that the company elects not to renew the management agreement at the end of the initial term or any renewal term, it must pay the manager a termination fee of $15.4 million.
          Our Mortgage Loan Assets
          The company manages a healthcare related first mortgage loan portfolio held at the lower of cost or market with an outstanding principal balance of $33.9 million as of December 1, 2009. Our three remaining investments consist of senior whole loans and participations secured by real estate in the form of pledges of ownership interest, direct liens or other security interests. All of the loans are variable rate and at December 1, 2009, had a weighted average spread of 6.75% over one month LIBOR, and an average maturity of approximately 1.1 years.
          The table below provides information with respect to our mortgage investments as of December 1, 2009.

	Location		Principal	Interest	Maturity
Property Type (a)	City	State	Outstanding (000s).	Rate	Date
SNF / ALF (b)	Nacogdoches	Texas	9,350	L+3.15%	10/2/2011
SNF / Sr. Appts / ALF	Various	Texas / Louisiana	14,355	L+4.30%	2/1/2011
SNF (b)	Various	Michigan	10,200	L+7.00%	2/19/2010

(a)	SNF refers to skilled nursing facilities; ALF refers to assisted living facilities and Sr. Appts refers to senior living apartments.

(b)	The mortgages are subject to various interest rate floors ranging from 6.00% to 11.5%.
          Our Equity Investments in Real Estate
          Cambridge Medical Office Building Portfolio
          We own an 85% equity interest in eight limited liability entities that own nine Class A medical office buildings developed and managed by Cambridge Holdings totaling approximately 767,000 square feet located in Texas (8) and Louisiana (1). These facilities are situated on medical center campuses or adjacent to acute care hospitals or ambulatory surgery centers, and are affiliated with or tenanted by hospital systems and doctor groups. Cambridge Holdings owns the remaining 15% interest in the facilities and operates them under long-term management contracts. Under the terms of the management agreement, Cambridge Holdings acts as the manager and leasing agent of each medical office building, subject to certain removal rights held by us. The medical office building properties were 92% leased at September 30, 2009.
          The table below provides information with respect to the Cambridge portfolio as of September 30, 2009:

Weighted average rent per square foot	$24.86
Average square foot per tenant	5,575
Weighted average remaining lease term	6.63	years
Largest tenant as percentage of total rental square feet	8.83%
Lease Maturity Schedule:

	Number of			% of Rental
Year	tenants	Square Ft	Annual Rent	Sq Ft
2009	3	5,960	$163,569	0.84%
2010	18	36,511	809,733	5.16%
2011	23	68,152	1,371,901	9.63%
2012	17	63,119	1,404,508	8.92%
2013	22	93,652	2,007,832	13.23%
2014	11	55,340	1,112,709	7.82%
2015	12	95,672	1,940,268	13.51%
2016	11	58,659	1,265,296	8.29%
2017	3	28,814	1,122,080	4.07%

	Number of			% of Rental
Year	tenants	Square Ft	Annual Rent	Sq Ft
2018	3	55,444	1,454,386	7.83%
Thereafter	4	146,660	4,945,036	20.72%

				100.0%

          We invested $72.4 million in cash and equity for our interests in the Cambridge portfolio, which consisted of $61.9 million of cash as well as commitments to issue 700,000 operating partnership units to Cambridge Holdings, subject to the underlying properties achieving certain performance hurdles, with a stated value of $10.5 million ($15.00 per share), which were deemed to have a fair value of $2.9 million at December 31, 2007. The operating partnership units are held in escrow and will be released to Cambridge Holdings only upon the achievement of certain performance measures. Under the terms of our investment, we receive an initial preferred minimum return of 8.0% on capital invested with 2.0% per annum escalations until the earlier of December 31, 2014 or when the entities have generated sufficient cash to provide the preferred return without reliance on the credit support for four of six consecutive quarters, with total cash generated from the portfolio for the six quarters sufficient to cover the preferred return over that period. Thereafter, our preferred return converts to a pari-passu return with cash flow distributed 85% to us and 15% to Cambridge Holdings.
          Under the terms of our investment, Cambridge Holdings was provided the contractual right to put its 15% interest in the properties to us at an agreed upon market or appraised value in the event we were to enter into a change in control transaction or we were to attempt to sell our joint venture interest to a third party. As provided under the terms of our joint venture documents, we provided notice to Cambridge Holdings in May 2009 in connection with our entry into a term sheet for a change in control transaction with Party D, as discussed in greater detail below under “Proposal One: Plan of Liquidation — Background of the Plan of Liquidation.” Cambridge Holdings did not exercise its right to put its 15% interest to us at that time, and, as a result, we believe that Cambridge Holdings’ contractual put right has now expired. On November 25, 2009, we filed suit in federal district court in Texas seeking a declaratory judgment that we have the right to transfer, without the approval of Cambridge Holdings, our Cambridge interests either through a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio. We contend that Cambridge Holdings does not have the indirect right to control the business combination and other activities of the parent entities of the entity through which we made our direct investment in the portfolio. We have also sought a declaratory judgment that Cambridge Holdings no longer has a right to “put” its 15% interest to us, and that the operating partnership units held by Cambridge Holdings do not entitle it to receive an amount of cash linked to any special cash distributions, including liquidating distributions in connection with a plan of liquidation, from the company beyond those expressly described in the partnership agreement. In addition, the complaint asserts that Cambridge Holdings violated its duty of good faith, and that fair dealing to the company and that Cambridge Holdings committed tortious interference with a transaction with Party D that was in the final stages of negotiation.
          Senior Management Concepts Senior Living Portfolio
          We own interests in four independent and assisted living facilities located in Utah and operated by SMC, a privately held operator of senior housing facilities. The four facilities contain approximately 233 independent living units and 159 assisted living units, and each facility is 100% private pay. Affiliates of SMC have entered into 15-year leases on the facilities that expire in 2022. These facilities are 90% occupied as of July 31, 2009.
          We paid $6.8 million in exchange for 100% of the preferred equity interests and 10% of the common equity interests in the joint venture. We receive a preferred return of 15.0% on our invested capital and an additional common equity return payable for up to ten years equal to 10.0% of projected free cash flow after payment of debt service and the preferred return. Subject to certain conditions being met, our preferred equity interest is subject to redemption at par beginning on January 1, 2010, and we retain an option to put our preferred equity interest to our partner at par any time beginning on January 1, 2016. If our preferred equity interest is redeemed, we have the right to put our common equity interests to our partner within thirty days after notice at fair market value as determined by a third-party appraiser.
          Bickford Senior Living Portfolio
          We acquired 14 assisted living, independent living and Alzheimer facilities from Eby Realty Group, LLC, an affiliate of Bickford (“Eby”), a privately owned operator of senior housing facilities, in two sale-leaseback transactions in June 2008 and September 2008. We have leased back the twelve facilities we acquired in June 2008 and the two facilities we acquired in September 2008 to Eby through a master lease agreement for 15 years and 14.75 years, respectively, with four 10-year extension options. The portfolio, developed and managed by Bickford, contains 643 units and is located in Illinois (5), Indiana (1), Iowa (6) and Nebraska (2). The portfolio, which is 100% private pay, was 91% occupied as of September 30, 2009.
          Under the terms of the master lease, the current minimum rent due on the 14 Bickford properties is $9.4 million, or a base lease rate of 8.46%. Base rent during the initial 15 year lease term increases at the rate of three percent per year. We also receive additional base rent of 0.26% per year, increasing at the rate of three percent per year during the initial term of the master lease. The additional base rent accrues during the first three years of the lease term and shall be paid out in years four and five of the initial lease term. The master lease is a “triple net” lease, and, as such, the master lessee is responsible for all taxes, insurance, utilities, maintenance and capital costs relating to the facilities. The obligations of the master lessee under the master lease are also secured by all assets of the master lessee and the subtenant facility operators, and, pending achievement of certain lease coverage ratios, by a second mortgage on another Eby project and a pledge of minority interests in six unrelated Eby projects.
          The purchase price for these acquisitions was $111.0 million, and Eby has the opportunity under an earn out agreement to receive an additional $7.2 million based on the performance of the properties and under certain other conditions.
          Legal Proceedings
          On September 18, 2007, a class action complaint for violations of federal securities laws was filed in the United States District Court, Southern District of New York alleging that the Registration Statement relating to the initial public offering of shares of our common stock, filed on June 21, 2007, failed to disclose that certain of the assets in the contributed portfolio were materially impaired and overvalued and that we were experiencing increasing difficulty in securing our warehouse financing lines. On January 18, 2008, the court entered an order appointing co-lead plaintiffs and co-lead counsel. On February 19, 2008, the co-lead plaintiffs filed an amended complaint citing additional evidentiary support for the allegations in the complaint. We believe the complaint and allegations are without merit and intend to defend against the complaint and allegations vigorously. We filed a motion to dismiss the complaint on April 22, 2008. The plaintiffs filed an opposition to our motion to dismiss on July 9, 2008, to which we filed our reply on September 10, 2008. On March 4, 2009, the court denied our motion to dismiss. Care filed its answer on April 15, 2009. At a conference held on May 15, 2009, the Court ordered the parties to make a joint submission (the “Joint Statement”) setting forth: (i) the specific statements that Plaintiffs claim are false and misleading; (ii) the facts on which Plaintiffs rely as showing each alleged misstatement was false and misleading; and (iii) the facts on which Defendants rely as showing those statements were true. The parties filed the Joint Statement on June 3, 2009. On July 31, 2009, the parties entered into a stipulation that narrowed the scope of the proceeding to the single issue of the warehouse financing disclosure in the Registration Statement.
          On November 25, 2009, we filed a lawsuit against Cambridge Holdings and its affiliates, including its chairman and chief executive officer, seeking declaratory judgments that (i) we have the right to transfer, without the approval of the Cambridge Holdings, our Cambridge interests either through a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio, (ii) Cambridge Holdings’ contractual right to put its own interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by Cambridge Holdings do not entitle Cambridge Holdings to receive any special cash distributions made to our stockholders, including any liquidating distributions declared pursuant to our plan of liquidation. We also brought affirmative claims for tortious interference by Cambridge Holdings with our prospective contract with Party D and for breach by Cambridge Holdings of the implied covenant of good faith and fair dealing.

SELECTED FINANCIAL DATA
          The following table sets forth selected financial data for the company:
•	As of and for the period from June 22, 2007 (commencement of operations) to December 31, 2007;
•	As of and for the year ended December 31, 2008;
•	As of and for the nine months ended September 2009; and
•	For the nine months ended September 30, 2008.
          We derived the selected financial data for the period from June 22, 2007 (commencement of operations) to December 31, 2007 and for the year ended December 31, 2008 from our audited financial statements that are included in our Annual Report of Form 10-K for the year ended December 31, 2008, which is incorporated into this proxy statement by reference. We derived the selected financial data for the nine months ended September 30, 2008 and September 30, 2009 from our unaudited financial statements that are included in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008 and September 30, 2009 which are incorporated into this proxy statement by reference. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008 and September 30, 2009, as well as the sections of each of those reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          Our board of directors approved the plan of liquidation, subject to stockholder approval, on December 10, 2009. The information presented below and incorporated by reference into this proxy statement does not include any adjustments which might be necessary to reflect the possible future effects on recoverability of the assets or satisfaction of the liabilities that may result from adoption of the plan of liquidation or our potential to complete such a plan in an orderly manner.
Selected Financial Data
Care Investment Trust Inc.

	September 30,	December 31,
Selected Financial Data(1)	2009	2008	2007
BALANCE SHEET DATA:
Total assets	$322,107,000	$370,906,000	$328,398,000
Mortgage loans outstanding (including loans held for sale)	57,566,000	159,916,000	236,833,000
Credit facility and other debt	82,069,000	119,998,000	25,000,000
Stockholders’ equity	233,064,000	241,132,000	293,335,000

	Nine Months	Nine Months
	Ended	Ended	Years Ended December 31,
	September 30, 2009	September 30, 2008	2008	2007
OPERATING DATA (BY PERIOD):
Total Revenue	$16,190,000	$15,237,000	$22,259,000	$12,163,000
(Reduction to)/increase in valuation allowance on loans held at LOCOM	(4,873,000)	—	29,327,000	—
Management fees to related party	1,722,000	3,432,000	4,105,000	2,625,000
Marketing, general and administrative expense	8,359,000	3,956,000	6,623,000	11,714,000
Interest expense including amortization and write-off of deferred financing costs	5,041,000	2,593,000	4,521,000	134,000
Net income (loss)	1,532,000	(2,418,000)	(30,806,000)	(1,557,000)
Net income (loss) per common share — basic and diluted	0.08	(0.12)	(1.47)	(0.07)
Distributions declared	10,188,168	10,687,679	14,245,699	3,572,990
Distributions per common share(2)	$0.51	$0.51	$0.68	$0.17
Weighted average number of shares outstanding(2):
Basic and diluted	20,052,917	20,883,369	20,952,972	20,866,526
OTHER DATA:
Net cash flows provided by operating activities	$4,625,000	$9,725,000	$13,029,000	$11,871,000
Net cash flows provided by (used in) investing activities	106,538,000	(90,893,000)	(67,925,000)	(227,316,000)
Net cash flows (used in) provided by financing activities	(48,262,000)	83,387,000	71,377,000	230,764,000
Funds from operations(2)(3)	$11,253,000	$5,775,000	$(19,832,000)	$(1,557,000)

(1)	The above selected financial data should be read in conjunction with the historical consolidated financial statements and related notes appearing elsewhere in this report. The above selected financial data should be read in conjunction with the historical consolidated financial statements and related notes appearing elsewhere in this report as of and for the periods ended December 31, 2007, September 30, 2008, December 31, 2008 and September 30, 2009.

(2)	Net income (loss) and distributions per share are based upon the weighted average number of shares of common stock outstanding. Distributions by us of the current and accumulated earnings and profits for federal income tax purposes are taxable to our stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of our stockholder’s basis in the shares of common stock to the extent thereof (a return of capital for tax purposes), and thereafter as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholder’s shares. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income. REIT taxable income does not include net capital gains. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet the REIT distribution requirements. Distributions are determined by our board of directors and are dependent on a number of factors, including the amount of funds available for distribution, our financial condition, any decision by our board of directors to reinvest funds rather than to distribute funds, our capital expenditures, the annual distribution required to maintain REIT status under the Code and other factors our board of directors may deem relevant.

(3)	One of our objectives is to provide cash distributions to our stockholders from cash generated from operations. We believe that Funds From Operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to

FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
          Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income. In addition, we believe FFO provides useful information to the investment community about our financial performance when compared with other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.
          However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results of operations.
          Non-cash adjustments to arrive at FFO consisted of adjustments for, depreciation and amortization. For additional information, see “Funds from Operations,” which includes a reconciliation of our GAAP net income available to our stockholders to FFO for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007.

PROPOSAL ONE: PLAN OF LIQUIDATION
          General
          At the special meeting, our stockholders will be asked to consider and vote upon a proposal for approval of the plan of liquidation. If our stockholders approve the plan of liquidation proposal we intend to implement the plan of liquidation. The plan of liquidation provides that we will sell all of our assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed. We will use the proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. After selling all of our assets, distributing our assets, paying off all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to you pursuant to the terms of the plan of liquidation. We estimate that our company has a total liquidation value of between approximately $162 million and $179 million in the aggregate or between approximately $8.00 and $8.85 per share (our “Total Liquidation Value Range”). Our Total Liquidation Value Range does not include the regular dividend of $0.17 per share declared by our board of directors on December 4, 2009 and payable on December 22, 2009 to our stockholders of record on December 14, 2009. Our Total Liquidation Value Range does include the amount of other regular distributions, if any, that we may pay during the liquidation. Our Total Liquidation Value Range does not necessarily reflect the amount that our stockholders will receive in liquidating distributions for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors” beginning on page 7. We will make liquidating distributions in one or more payments. However, we cannot be sure how many liquidating distributions will be made, or when they will be made.
          After we have sold our assets, we expect to terminate our registration under the Exchange Act, cease filing reports with the Securities and Exchange Commission, and file articles of dissolution with the State of Maryland when appropriate. Our board of directors may elect to terminate our Exchange Act registration sooner if our board believes it to be in the best interests of the company. Furthermore, the plan of liquidation authorizes our board of directors to create a reserve fund for the payment of unknown or contingent liabilities and, if such a reserve fund is created, the final payout of the fund’s unclaimed assets to our stockholders may not occur for three or more years following the filing of our articles of dissolution. If we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our stockholders of the plan of liquidation, or if our board of directors otherwise determines that it is advantageous to do so before the end of such 24-month period, we may transfer our remaining assets and liabilities to a liquidating trust. If we transfer our assets to a liquidating trust, our stockholders will receive identical beneficial interests in the liquidating trust. These interests generally will not be transferable. The liquidating trust would be managed by one or more trustees designated by the board of directors and would continue the process of selling our assets and paying or providing for payment of our liabilities. Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to the holders of beneficial interests in the liquidating trust.
          Background of the Plan of Liquidation
          We were formed in June 2007 to make mortgage investments in healthcare-related properties, and to make opportunistic investments in healthcare-related properties, through the origination platform of our manager, CIT Healthcare LLC. We acquired from our manager our initial portfolio of 15 mortgage loans secured by healthcare facilities in exchange for a portion of the cash proceeds from our initial public offering and common stock. Our operating strategy originally involved acquiring additional mortgage assets on a leveraged basis through the use of short-term borrowing facilities such as warehouse lines of credit and longer-term funding through securitization structures such as collateralized debt obligations or commercial mortgage-backed securities.

          On October 1, 2007, we entered into a warehouse facility with Column Financial Inc., an affiliate of Credit Suisse AG (“Credit Suisse AG”), for a line of credit of up to $300 million.
          In late 2007, due to severe dislocations in the credit markets, including the effective closure of the securitized financing markets, we shifted our operating strategy to place greater emphasis on acquiring high quality healthcare-related real estate investments and away from mortgage assets. Around this time period, our board instructed our management to begin a dialogue with CIT Healthcare regarding the fee structure under the management agreement with a view to possibly amending such fee structure in such a way that was more appropriate for an equity REIT, as opposed to a mortgage REIT.
          In December 2007, we acquired an 85% interest in eight limited liability entities that own nine Class A medical office buildings developed and managed by Cambridge Holdings. Cambridge Holdings owns the remaining 15% interest in the facilities and operates them under long-term management contracts. As part of the transaction, Cambridge Holdings also granted us an option to purchase interests in up to an additional six medical office buildings developed or to be developed by Cambridge Holdings in California, New York, Texas, Arkansas and Missouri upon satisfaction of various conditions.
          On December 31, 2007, we acquired equity interests in four independent and assisted living facilities operated by Senior Management Concepts, LLC, a privately held operator of senior housing facilities. We acquired a 10% common equity interest in the joint venture and a 100% preferred equity interest.
          At the February 12, 2008 meeting of our board of directors, our management discussed the possibility of exploring certain strategic alternatives, including a sale of the company for cash, pursuing a merger of equals with another public healthcare REIT or a reverse merger with a private healthcare REIT. Following a discussion of the strategic alternatives, our board asked our management to prepare additional information with respect to each alternative and report back to the board at a future meeting.
          In March 2008, Mr. Besecker, our then vice chairman of the board, announced that he would be resigning his position as president of our manager, CIT Healthcare, effective May 1, 2008.
          At a board meeting held on April 4, 2008, one of our directors reported that two of the company’s then largest stockholders had contacted management to voice their opinion that the Board should consider seeking a sale of the company. The board again discussed the strategic direction of the company, including continuing to pursue the current operating strategy of seeking high quality healthcare-related real estate equity investments, seeking additional equity financing from the capital markets to grow the company, or pursuing a possible sale, merger or joint venture. In connection with a possible sale, merger or joint venture, the board discussed possible strategic partners and financial considerations. The board also discussed with management the qualifications and experience of various investment banking firms with whom management had exploratory discussions.
          At a board meeting held on April 15, 2008, Mr. Besecker reported on discussions that he had had with various potential financial advisors and potential financing sources regarding our prospects and opportunities for future growth, our current operating strategy, the possibility of seeking additional equity financing from the capital markets to grow our portfolio, pursuing a possible sale, merger or joint venture, or some combination of the foregoing. At the invitation of our board, representatives from Credit Suisse, an affiliate of Credit Suisse AG, discussed their credentials to act as the company’s financial advisor in connection with the company’s consideration of strategic alternatives. Following an executive session during which the board discussed Credit Suisse’s qualifications and experience, the board determined that it should remain open to all available options and strategic alternatives, including continuing to pursue the current operating strategy, and authorized management to negotiate an engagement letter with Credit Suisse to act as the company’s exclusive financial advisor in connection with the board’s exploration and review of the company’s strategic alternatives. At this meeting, the board also received a presentation from the company’s external legal counsel, McDermott Will & Emery LLP (“McDermott”), on the duties of directors in connection with the exploration of strategic alternatives. McDermott reviewed the board members’ general fiduciary duties of care and loyalty, the specific application of such duties in the context of exploring strategic alternatives, including a possible sale of the company, and the unique issues presented by our externally managed structure.
          At the same meeting, the board, upon a recommendation from the nominating and corporate governance committee, appointed Mr. Walter J. Owens, the president of CIT Corporate Finance, to the board of directors.
          At a board meeting held on May 12, 2008, our board, with the assistance of Credit Suisse, reviewed our current operating strategy and acquisition and liquidity prospects, as well as the possibility of a follow-on equity offering at the end of the year. As a result of such discussion, our board believed that the success of such an offering would depend in part on our ability to execute on our strategy of acquiring equity interests in attractive healthcare-related properties. Our board, with the assistance of Credit Suisse, also reviewed various strategic alternatives that might be available to the company, including the possible sale of our company, and discussed a number of potential partners that might be interested in a strategic transaction with us, if the company chose to pursue such an alternative and the process and timeline involved in a formal sale process.
          At that same meeting, our then chief executive officer reported that discussions were ongoing with representatives from CIT Healthcare regarding a possible change in the management fee structure in light of our transition away from a mortgage REIT to an equity REIT.
          On May 14, 2008, we entered into an agreement to acquire 12 assisted living, independent living and Alzheimer facilities from Eby Realty Group, LLC, an affiliate of Bickford, a privately owned operator of assisted living, independent living and Alzheimer facilities.
          On May 19, 2008, GoldenTree Asset Management L.P. (“GoldenTree”), one of our then largest stockholders, sent a letter to our board of directors to express its concern regarding our current strategic direction and the costs associated with our annual management fee payable to CIT Healthcare. GoldenTree encouraged us to promptly engage an investment banking firm to seek a sale of our company. GoldenTree filed a Schedule 13D with the Securities and Exchange Commission and attached its letter to our board to the Schedule 13D filing.
          On May 21, 2008, our board met to discuss the letter received from GoldenTree and to receive an update on the status of CIT Healthcare’s consideration of our request to modify the economic terms of the management agreement.
          On May 27, 2008, we executed an engagement letter with Credit Suisse to act as our exclusive financial advisor in connection with our exploration of strategic alternatives.
          Prior to a meeting of the board of directors held in New York City on June 3, 2008, our board of directors, management and representatives of Credit Suisse met with representatives of Cambridge Holdings, our joint venture partner and operator of the portfolio of medical office buildings in Texas and Louisiana in which we acquired an 85% interest in December 2007, about a possible business combination between Cambridge Holdings and our company. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.
          At the June 3, 2008 board meeting, representatives from Credit Suisse provided the board with an update on discussions with parties who had contacted the company regarding a potential strategic transaction and were referred to Credit Suisse for follow-up. The board also received an update from management on efforts to secure additional sources of liquidity through amendments to the company’s warehouse facility, prepayments of one or more mortgage loans and sales of mortgage loans, as well as potential equity investment opportunities that management was pursuing. While the board authorized management to continue to pursue attractive equity investment opportunities, the board emphasized that it was in the process of evaluating all available options to enhance stockholder value and that any such investment opportunities needed to be evaluated in the context of the larger analysis of the company’s strategic direction.
          On June 16, 2008, we received a business combination proposal from Party A, a private healthcare investment and development company. The proposal contemplated a reverse acquisition wherein we would acquire Party A in a stock-for-stock exchange which would result in our stockholders holding approximately 44% of the equity in the combined company, which would remain as a public vehicle. The proposal further contemplated raising additional funds via the debt and public equity markets with proceeds used to acquire pipeline assets of Party A and the company.
          On June 26, 2008, we closed on our acquisition of the Bickford portfolio of assisted living, independent living and Alzheimer facilities from Eby and leased the facilities back to Bickford.
          On June 27, 2008, we received a preliminary proposal from Cambridge Holdings for a business combination between Cambridge Holdings and the company resulting in an internally managed, predominantly equity-focused healthcare REIT in which the company would be the surviving entity. Pursuant to the terms of the proposal, Cambridge Holdings would contribute its (i) healthcare real estate platform that includes its management and operations (ii) its 15% stake in the joint venture between Cambridge and the company that owns nine medical office buildings (iii) the six medical office building option properties and (iv) its development pipeline. In exchange for Cambridge Holdings’ contributed assets, Cambridge Holdings would receive a combination of common shares and operating partnership units that would give it an approximately 45% equity ownership stake in the pro forma combined company. The proposal indicated that in order to proceed, Cambridge Holdings would require exclusivity and a breakup fee. Both the exclusivity and the breakup fee were unspecified.
          At a board meeting held on July 8, 2008, the board discussed the terms of the proposed business combination with Cambridge Holdings and instructed Credit Suisse and management to engage in discussions with Cambridge and its advisors to clarify certain aspects of the proposal and report back to the board at its August board meeting.
          On July 14, 2008, the board formed a special committee of Mr. Bisbee, Mr. Gorman and Ms. Robards, each of whom was and is considered an independent director under the rules of the New York Stock Exchange and the company’s own independence definition. The special committee was authorized and empowered to (i) pursue, review, evaluate, consider and negotiate with representatives of the manager the terms of any amendments to the management agreement, (ii) pursue, review, evaluate, consider and negotiate with Cambridge Holdings the terms of its business combination proposal and make recommendations to the board with respect to such proposal and (iii) pursue, review, evaluate, consider and negotiate with any other potentially interested parties the terms of any alternative strategic transaction with the company and make a recommendation to the board with respect to such alternative strategic transactions.

          On July 15, 2008, at the direction of the special committee, representatives of Credit Suisse and members of management met with representatives of Cambridge Holdings and its financial advisors at Cambridge Holdings’ offices to discuss selected Cambridge Holdings financial information as well as a tour of certain of Cambridge Holdings’ properties which are contained within the company’s joint venture with Cambridge Holdings.
          At a board meeting held on August 11, 2008, the board discussed the terms of Party A’s proposal and determined that the terms of the proposal were not sufficiently attractive to warrant considering it outside of a formal sale process. Also at the meeting our board, with the assistance of Credit Suisse, reviewed and discussed the nature and terms of the proposal previously received from Cambridge Holdings. The special committee and the board questioned whether a business combination with Cambridge Holdings on the terms proposed was in the best interests of the company’s stockholders given the relative valuation, dilution and governance issues presented by the proposal. The special committee and the board authorized management and Credit Suisse to continue discussions with Cambridge Holdings with a view to addressing the special committee’s and the board’s concerns.
          At its August 11, 2008 board meeting, the board also discussed negotiations with CIT Healthcare regarding a proposed reduction in its annual base management fee and removal of the incentive fee provisions from the management agreement.
          Subsequent to the August 11, 2008 board meeting, representatives of Credit Suisse met on several occasions with Cambridge Holdings’ financial advisors to discuss the Cambridge Holdings proposal.
          On August 12, 2008, the special committee recommended and our board of directors approved an amendment to our management agreement with CIT Healthcare wherein CIT Healthcare agreed to reduce the monthly base management fee payable by us from an amount equal to 1/12 of 1.75% of our stockholders’ equity to an amount equal to 1/12 of 0.875% of our stockholders’ equity and to eliminate the incentive fee, in exchange for our agreement to pay CIT Healthcare a minimum termination fee of $15.4 million in the event we elect not to renew the management agreement or terminate the management agreement other than for cause. In connection with, and as additional consideration for, the amendment to the management agreement, we granted CIT Healthcare warrants to purchase 435,000 shares of our common stock at $17.00 per share, which warrants were immediately exercisable and expire on September 30, 2018.
          In addition, in order to provide additional liquidity options for the company, on August 12, 2008, the special committee recommended and our board of directors approved a mortgage purchase agreement with CIT Healthcare which provided us with the right, but not the obligation, to cause CIT Healthcare to purchase one or more of our senior mortgage loan assets at their fair market value, as determined by a third party appraiser, as long as such fair market value did not exceed 105% of the outstanding principal balance of the loan proposed to be sold and subject to a maximum aggregate sales price of $125 million.
          On September 24, 2008, members of management, with the assistance of representatives of Credit Suisse, met with a representative of Party B, a publicly traded healthcare REIT, regarding a potential business combination between our company and Party B. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.
          On October 3, 2008, Mr. Owens resigned from our board of directors, coincident with his resignation as president of CIT Corporate Finance.

          In early October 2008, our then chief executive officer and Mr. Warden, the president and co-head of CIT Healthcare LLC, met with representatives of Party C, a private healthcare REIT, regarding the possibility of a business combination between our company and Party C. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.
          On October 7, 2008, the special committee met to discuss the preliminary proposals from Cambridge Holdings as well as to receive an update on discussions with Party B and Party C. After the discussion, the special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals.
          At a meeting held on October 15, 2008, representatives from Credit Suisse updated the special committee on the status of discussions with Cambridge Holdings and Party B. The special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals. The special committee also authorized a stock repurchase program to permit the company to repurchase, from time to time, up to two million shares of our common stock in the open market, through a broker or through privately negotiated transactions, subject to market conditions and applicable legal requirements. At that same meeting, the special committee instructed Credit Suisse to prepare a formal sale process to actively solicit proposals from third parties regarding a potential strategic transaction with the company and report back to the special committee on the outlines of such a process.
          On October 20, 2008, the board appointed Mr. Warden to our board of directors to fill the vacancy created by the resignation of Mr. Owens.
          On October 22, 2008, the board appointed Mr. Besecker to the special committee. In appointing Mr. Besecker to the special committee, the board acknowledged Mr. Besecker’s qualifications and his lack of disqualifying relationships or interests with or in CIT Group, Cambridge Holdings, or any other party potentially interested in a strategic transaction with the company.
          At a meeting held on November 5, 2008, representatives from Credit Suisse informed the special committee that discussions with Cambridge Holdings had reached an impasse due to Cambridge’s insistence on valuation terms and governance provisions unacceptable to the company. The members of the special committee, with the assistance of Credit Suisse, then discussed the formal sale process. The special committee, with the assistance of Credit Suisse, discussed how a sale process would be conducted and a possible timetable for the process that included the preparation and distribution of a confidential information memorandum to parties identified by the special committee and management in consultation with Credit Suisse as the most likely parties to be interested in a strategic transaction. They also discussed providing access to a data room and other due diligence information to interested parties who entered into an appropriate confidentiality agreement and the solicitation of specific proposals from any such interested parties within timeframes to be established by the special committee in consultation with Credit Suisse.
          In November 2008, our then chief executive officer and representatives of Credit Suisse met with representatives of Party D, a publicly traded commercial lender, to discuss the possibility of a strategic combination between the company and Party D’s healthcare net lease business segment. General terms of a transaction were discussed, but no specific proposals were made at that meeting. Party D was informed that the company was considering launching a formal sale process to solicit proposals regarding a strategic transaction and that our company would prefer for Party D to participate in that process. Party D indicated that it was not interested in participating in a process at that time.

          On November 17, 2008, we received a preliminary proposal from Party B regarding a possible business combination between the company and Party B. Pursuant to the terms of the proposal, the company’s stockholders would receive 0.35 shares of Party B’s common stock as consideration for every share of the company’s common stock that they owned. Party B would be the surviving entity. Party B required 20 days of exclusivity, completion of business, financial, legal and accounting diligence, execution of customary definitive agreements, receipt of Hart-Scott-Rodino clearance and customary and necessary approvals from the parties’ respective board of directors and stockholders.
          During the second half of November 2008, the stock prices of many REITs dropped due to a revaluation of REIT equities resulting from difficult market conditions.
          On November 18, 2008, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.4 million.
          On November 20, 2008, Party B withdrew its proposal citing that it would like to reevaluate its alternatives given the performance of its stock and the performance of healthcare REIT stocks in general.
          On November 25, 2008, we repurchased one million shares of common stock from GoldenTree at $8.33 per share.
          On December 4, 2008, representatives of management and Credit Suisse met with representatives of Cambridge Holdings and its legal and financial advisors at Cambridge Holdings’ offices to further discuss the Cambridge Holdings proposal.
          During December 2008, the special committee, in consultation with management and Credit Suisse, reviewed, discussed and revised a list of potential parties to contact regarding a potential strategic transaction. On December 18, 2008, at the direction of the special committee, Credit Suisse started contacting potentially interested parties, approved by the special committee and the board, and informed each potentially interested party of the need to execute a confidentiality agreement in order to receive a copy of the company’s confidential information memorandum. Potentially interested parties were informed that, pursuant to the process approved by the special committee and the board, the company expected to receive non-binding indications of interest by January 29, 2009.
          In early January 2009, our then chief executive officer informed our then chairman of the board that he would like to explore the possibility of participating in a bid for the company and having a role in the management of the company in the event the potential bidder’s bid was successful and a transaction was consummated. Our then chairman responded that he would consult with the special committee and the company’s advisors and respond.
          Consistent with the rules established by the board, Cambridge Holdings was informed that in order to be part of the strategic process, it needed to execute a confidentiality agreement to gain access to certain non-public information about the company. Cambridge Holdings refused to execute the form of agreement executed by the other bidders. On January 9, 2009, Cambridge Holdings submitted an unsolicited non-binding proposal to the company’s board. The proposal indicated a stated value of approximately $9.50 per Care share and consisted of the following components: (a) approximately $5.00 per share in cash from the sale of the company’s existing mortgage investments through the exercise of its existing put right with CIT Healthcare; (b) approximately $3.50 per share in cash from the sale of the company’s non-medical office building equity investments and any mortgage investments not sold pursuant to the put with CIT Healthcare; and (c) approximately $1.00 per share, of which 80% would be paid in cash and 20% would be reflective of the value Cambridge Holdings attributed to the stake that our then existing stockholders would hold in the combined entity. Care would be the surviving entity, however, the proposal indicated that Cambridge Holdings and its affiliates would own approximately 80% of the surviving entity. The proposal indicated that it was not subject to financing and required the termination of CIT Healthcare as the external manager with a Cambridge Holdings affiliate appointed as the new external manager. Any costs associated with termination of the management agreement would be the responsibility of the company. Additionally, Cambridge Holdings required 30 to 45 days of exclusivity.
          On January 14, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee discussed the possibility that our then chief executive officer might participate in a potential bid for the company. The special committee agreed that Mr. Kellman, our then chief executive officer, should be permitted to participate in a third party bid subject to certain procedures being put in place to avoid any conflicts of interest and safeguard the special committee’s process of exploring strategic alternatives that would result in the highest and best return for our stockholders. The company and CIT Healthcare prepared a letter for Mr. Kellman, dated as of January 20, 2009, acknowledging these procedures and his duty to maintain the confidentiality of any and all information regarding the company and the special committee’s exploration of strategic alternatives, which Mr. Kellman executed and returned to the special committee.
          On February 2, 2009, the special committee and its advisors met to review the results of the strategic process. Credit Suisse informed the special committee that pursuant to the special committee’s instructions it had contacted ten potentially interested parties, received signed confidentiality agreements from five of such parties and provided to those five parties a confidential information memorandum regarding the company. In addition, Credit Suisse was contacted by one unsolicited party, Party E, a hedge fund. After discussing and receiving approval from the special committee to proceed with Party E, a confidentiality agreement was signed and access to the confidential information memorandum was granted to Party E. Credit Suisse informed the special committee that only two of the five parties who had signed confidentiality agreements had submitted non-binding indications of interest. The special committee, with the assistance of Credit Suisse and the company’s legal advisors, reviewed the terms of the two non-binding indications of interest received.
          The first proposal, received on January 30, 2009, was a non-binding indication of interest from Party F, a privately held diversified real estate investment trust. Its proposal contemplated a stock acquisition of Care at $10.00 per share in cash that was not subject to a financing condition. Party F’s non-binding indication of interest assumed that, prior to completion of the transaction, Care would have sold all of its mortgage loans to CIT Healthcare through the mortgage purchase agreement and/or through portfolio sales to third parties. Party F’s proposal also assumed that the management agreement with CIT Healthcare would be terminated prior to closing, but did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share it was offering.
          The second proposal was a non-binding indication of interest from Party D received on January 29, 2009. Party D’s proposal outlined the terms of a multi-step transaction wherein we would (i) sell a portion of our mortgage loan assets to Party D for a purchase price not to exceed approximately $81 million, (ii) sell the remainder of our mortgage loan assets to CIT Healthcare pursuant to the mortgage purchase agreement, capped at approximately $90 million and (iii) acquire Party D’s healthcare net lease business in a “reverse acquisition” transaction for consideration consisting of (a) the issuance of approximately 30 million shares of our common stock valued at approximately $245 million based on our stock price at that time, (b) the assumption by us of existing debt of approximately $355 million, (c) the issuance of a promissory note in an amount of $110 million that would mature upon receipt of HUD financing with respect to certain of Party D’s properties and (d) $170 million in cash. The proposal contemplated that our management agreement with CIT Healthcare would be terminated prior to the closing of the reverse acquisition transaction, but did not indicate the impact the termination fee would have on the terms of its proposal. The proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence. After the review of the two proposals, the special committee instructed management and Credit Suisse to continue discussions with both Party D and Party F with a view to soliciting improvements to their respective proposals.
          On February 3, 2009, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.5 million.
          On March 2, 2009, we received an unsolicited non-binding preliminary proposal from Party E regarding a tender offer for 51% of our outstanding common stock at an unspecified price per share. The proposal contemplated that the management agreement with CIT Healthcare would be terminated and Party E would enter into an external management or advisory agreement with the company. The proposal did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share Party E was offering. This party had previously communicated its interest in only acquiring shares from CIT Healthcare and one or two other stockholders in order to acquire control of the company and was informed that the board was not willing to consider that type of transaction. As such, Party E had declined to provide a solicited preliminary indication of interest by the January 29 deadline.
          On March 6, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee also reviewed an analysis prepared by management of the estimated values of the company’s assets, and the special committee began considering an orderly liquidation of the company’s assets as a possible strategic alternative in the event that the company was not able to successfully conclude a sale of the company.
          On March 9, 2009, Party F informed us that it was no longer interested in pursuing a strategic transaction with us due to, among other reasons, the complexities of our joint venture structures, and dropped out of the process.
          On March 9, 2009, we voluntarily paid off and terminated our warehouse credit facility with Column Financial Inc.
          On March 13, 2009, we received a new unsolicited non-binding preliminary proposal (the “Potential Cambridge Tender Offer”) from Cambridge Holdings regarding a potential tender offer by Cambridge Holdings for 51% of our outstanding common stock at $6.00 per share. Cambridge Holdings communicated that its tender offer would not be subject to financing, but would be conditioned on our terminating our management agreement with CIT Healthcare, but did not address the impact of the termination fee on its proposed tender offer price, and did not provide any evidence of its ability to finance such a tender offer. Cambridge Holdings had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.
          On March 13, 2009, the special committee and its advisors met to discuss the potential transaction with Party D and the Potential Cambridge Tender Offer. The special committee instructed Credit Suisse to continue to seek improvements to Party D’s proposal, to assist the company in reviewing financial and other information with respect to Party D’s proposal and to request that Party D submit a definitive bid by March 27, 2009. With respect to the Potential Cambridge Tender Offer, the special committee noted that the proposal did not indicate what impact the payment of the CIT termination fee would have on the proposed tender offer price, and the special committee instructed management and Credit Suisse to follow-up with Cambridge Holdings to clarify the terms of its proposal as well as to obtain additional information from Cambridge Holdings regarding its ability to finance such a tender offer.

          On March 20, 2009, we received an unsolicited non-binding preliminary proposal from Party G, a private equity firm, for a stock acquisition of Care at between $5.43 and $6.52 per share. The proposal did not address the CIT Healthcare management agreement. Party G had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.
          On March 27, 2009, we received a revised non-binding expression of interest from Party D that (i) decreased the number of mortgage loan assets that Party D was willing to purchase from us to certain specified loans with an aggregate purchase price of no more than approximately $76 million, (ii) decreased the number of mortgage loan assets that Party D would require us to sell to CIT Healthcare pursuant to our mortgage purchase agreement to certain specified loans with an aggregate purchase price capped at approximately $62 million, (iii) decreased the amount of cash consideration payable to Party D in the proposed “reverse acquisition” transaction to approximately $39 million, (iv) increased the amount of debt assumed by us in the “reverse acquisition” transaction to approximately $413 million, (v) increased the amount of the promissory note that we would issue in the “reverse acquisition” transaction to approximately $125 million and (vi) increased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount that would result in Party D owning approximately 88% of our common stock post-closing. The revised proposal also contemplated our existing stockholders would receive a cash dividend of $5.00 per share in connection with the transaction. Party D’s revised proposal also required that our management agreement with CIT Healthcare be terminated prior to closing. The revised proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence.
          On April 1, 2009, the special committee and its advisors met to review the results of the sale process and to consider the status of the proposals received by the company. The special committee was advised that from the date Credit Suisse had started contacting potentially interested parties, the company had received seven unsolicited inquiries. They further summarized that, of the combined seventeen solicited and unsolicited inquiries, six parties had signed a confidentiality agreement and received access to the online data room. They further noted that two of the solicited parties, Party D and Party F, provided preliminary non-binding proposals, but that Party D was the only solicited bidder that had submitted a second round proposal. Finally, they noted that three unsolicited non-binding indicative proposals had been received, although two of the unsolicited proposals contemplated tender offers for less than all of the company’s outstanding stock and not an acquisition of the entire company.
          The special committee discussed Party D’s proposal at length, including the terms of the proposal, the transaction mechanics, the sources and uses of capital and the pro forma capitalization and ownership of the company post-closing. Management reported to the special committee on the preliminary results of their due diligence of Party D and its healthcare net lease portfolio, including portfolio mix, concentration, gross asset value, lease and debt maturities, coverages and yields, occupancy statistics and other operating characteristics. The special committee, with the assistance of Credit Suisse, also discussed certain pro forma financial consequences of the proposed Party D transactions. At that time, the consensus of the special committee members was that Party D’s proposal was not sufficiently attractive to the company’s stockholders, and the special committee instructed management and Credit Suisse to communicate to Party D that it should attempt to improve its bid and respond by no later than April 27, 2009.
          The special committee then considered other available options for the company, including further exploring the Cambridge Tender Offer, the tender offer proposal from Party E and the stock acquisition proposal from Party G. The special committee also considered other alternatives such as the sale of all of our mortgage loan assets followed by cash dividends to our stockholders or a full liquidation of our company. The special committee instructed McDermott to prepare a memorandum that compared the legal considerations applicable to the proposed transaction with Party D to an orderly liquidation of our company.
          On April 16, 2009, our special committee met to discuss the status of various strategic alternatives being explored, including the status of negotiations with Party D, and the attractiveness of the terms of the most recent proposal from Party D relative to other strategic options available to the company such as (i) terminating the management agreement with CIT Healthcare, internalizing management and operating the company on a standalone basis while continuing the transition to an equity REIT by selling off its mortgage loan assets and redeploying the proceeds therefrom in attractive healthcare-related equity investments , or (ii) liquidating the company. The company’s chief investment officer provided an overview for the special committee of the possible approaches that could be taken to liquidating the company’s mortgage loan portfolio to maximize the proceeds therefrom, including soliciting early pre-payments from borrowers, portfolio sales to third parties or selling the mortgage loans to CIT Healthcare pursuant to the mortgage purchase agreement.
          On April 17, 2009, we received a new non-binding preliminary proposal from Party E regarding a potential cash merger of a subsidiary of Party E with and into us, with our stockholders receiving an indicated value of approximately $7.36 per share and continuing to hold, on a pro-forma basis, approximately 15-20% of the post-closing combined company. Party E indicated that it placed a value of $0.64 on each post-closing share of common stock (the “Party E Merger Proposal”). Party E had previously proposed a tender offer for 51% of our outstanding common stock. The preliminary Party E Merger Proposal was subject to our terminating our management agreement with CIT Healthcare at closing, CIT Healthcare waiving its termination fee and the new company entering into a new advisory agreement with Party E. In addition, the Party E Merger Proposal was subject to Party E obtaining $40 — $70 million in financing. The Party E Merger Proposal also contemplated that our then chief executive officer would remain on the management team of the combined company. In order to move forward, Party E requested a 75-day exclusivity period with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000.
          On April 20, 2009, the special committee and its advisors met to discuss the Party E Merger Proposal. The special committee, with the assistance of our management (excluding our then chief executive officer, Mr. Kellman, who the special committee understood was participating with Party E in its bid) and representatives from Credit Suisse discussed the terms of the proposal and considered, among other things, the potential adverse impact of the transaction on our pro forma leverage and public float, the lack of clarity with respect to the treatment of the termination fee to CIT Healthcare, the lack of clarity regarding Party E’s valuation of the stub equity resulting from the transaction, the need for new financing and the need to conduct due diligence on Party E. The special committee instructed management and Credit Suisse to follow up with Party E to obtain additional information about Party E and the Party E Merger Proposal.
          On April 27, 2009, we received an unsolicited non-binding preliminary proposal from Party H, a family owned holding company with investments in the real estate and financial services sectors, to acquire our outstanding common stock for a price in cash stated to be “in excess of $8 per share.” The proposal was conditioned on the completion of due diligence by Party H, Party H entering into employment agreements with certain key managers of our company, including our then chief executive officer, Mr. Kellman, and an unspecified exclusivity period.
          On April 30, 2009, we received an updated non-binding preliminary proposal from Party E which increased the per share cash consideration to our stockholders to approximately $8.00 per share, but was further conditioned on Party E obtaining financing and CIT Healthcare agreeing to accept its termination fee in the form of a promissory note. The revised proposal was also subject to Party E completing due diligence on the company and its assets. The updated preliminary proposal from Party E continued to insist on a 75-day exclusivity period, with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000, in order to move forward.
          On April 30, 2009, we also received a revised non-binding expression of interest from Party D that (i) increased the number of mortgage loans that Party D was willing to purchase from us to certain specified mortgage loans with an aggregate purchase of no more than $98 million, (ii) decreased the number of mortgage loans that Party D would require us to sell to CIT Healthcare pursuant to the mortgage purchase agreement to certain specified mortgage loans with an aggregate purchase price not to exceed approximately $13 million, (iii) decreased the amount of cash consideration payable to Party D in the “reverse acquisition” transaction to $10 million and (iv) decreased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount equal to approximately 85% of the company post-closing, which had the effect of increasing the amount of stub equity our stockholders would hold in the company post-closing. Party D’s revised proposal continued to contemplate that we would declare a cash dividend to our stockholders in connection with the transaction in an aggregate amount equal to our outstanding cash balance immediately prior to closing of the transaction after taking into account the $10.0 million cash payment due to Party D upon closing of the transaction and the prior payment and satisfaction of all of our transaction expenses, including the termination fee due to CIT Healthcare. The revised proposal from Party D remained conditioned on Party D completing its due diligence on the company and its assets.
          During April 2009, at the special committee’s instruction, Credit Suisse contacted Party G communicating that Party G’s proposal would need to be improved upon. Party G did not indicate a willingness to continue in the process.
          On May 1, 2009, the special committee and its advisors met to discuss the revised proposal received from Party D, the Party E Merger Proposal and the proposal from Party H. Our then chief executive officer was not present at this meeting. The special committee, with the assistance of Credit Suisse, reviewed the Party E Merger Proposal and the Party H proposal and, following discussion of the proposals, determined that the proposed terms of the Party E Merger Proposal and the Party H proposal were not sufficiently certain or potentially attractive, both generally and in relation to the Party D proposal, to warrant entering into an exclusivity arrangement with either party, but instructed management and Credit Suisse to attempt to continue discussions with both Party E and Party H on a non-exclusive basis if such parties were willing to do so.
          With respect to the revised Party D proposal, the special committee discussed at length the revised terms, the relative value of the proposal vis-a-vis other proposals received during the sale process and the risks of nonconsummation associated with the proposed Party D transaction, both generally and in relation to the other proposals received. After discussion, the special committee instructed management to work with Party D to prepare a mutually acceptable non-binding term sheet outlining the material terms of their proposal prior to reaching any conclusion on Party D’s request for a 30-day exclusivity period.
          On May 7, 2009, the special committee recommended and the board approved the entry into a non-binding term sheet with Party D that reflected the terms of Party D’s April 27, 2009 revised proposal (the “Party D Term Sheet”). At the same meeting, the special committee recommended and the board approved the execution of an exclusivity agreement with Party D that required us to negotiate exclusively with Party D until June 7, 2009. During this period, both parties continued due diligence of each other’s assets.
          Pursuant to the terms of our joint venture with Cambridge Holdings, we provided notice to Cambridge Holdings on May 7, 2009 that we had entered into a term sheet with Party D for a transaction that would result in a change in control of Care. Pursuant to the terms of a put agreement entered into in connection with our Cambridge joint venture, such notice provided Cambridge Holdings a contractual right to “put” its interests in the joint venture to us at a price equal to the then fair market value of such interests, as mutually agreed by the parties, or, lacking such mutual agreement, at a price determined through qualified third party appraisals.
          On May 12, 2009, Cambridge Holdings filed suit in a state court in Texas requesting a declaratory judgment that the agreements relating to our Cambridge joint venture required us to obtain the consent of Cambridge Holdings prior to entering into a transaction with Party D, or prior to entering into any transaction that would involve any direct or indirect change in the ownership of our Cambridge joint venture interest. Cambridge Holdings withdrew its lawsuit without prejudice on May 19, 2009 after receiving a letter from our counsel explaining that the Cambridge joint venture agreements do not provide Cambridge Holdings with a right to approve any sale of control of Care. Despite withdrawal of its lawsuit, Cambridge Holdings has continued to insist that the Cambridge joint venture agreements provide it with a right to approve any attempted sale by us of Care or of our subsidiary that holds our Cambridge joint venture interest.
          Cambridge Holdings did not exercise its right to put its 15% joint venture interest to us in connection with our entry into the Party D Term Sheet. Instead, it took the position in a letter to us dated May 26, 2009 that our put notice with respect to the Party D Term Sheet was null, void and of no force and effect because the transaction with Party D could not be consummated without the approval of Cambridge Holdings.
          On June 9, 2009, the special committee and its advisors met to discuss the status of negotiations with Party D and the objections to the Party D transaction raised by Cambridge Holdings. Management and representatives from Credit Suisse updated the special committee on the status of negotiations and diligence being performed with Party D. In light of the progress made to date, the special committee authorized management to extend the exclusivity period with Party D through June 30, 2009.
          At the June 9, 2009 meeting, our then chairman of the board and our then chief executive officer reported that they had preliminary conversations with J.C. Saada, the chairman of the board and chief executive officer of Cambridge Holdings, regarding the possibility of us either purchasing Cambridge’s 15% interest in the Cambridge joint venture or selling to Cambridge Holdings our 85% interest in the Cambridge joint venture, prior to or in connection with the Party D transaction. They reported that Mr. Saada responded that he was not willing to sell his joint venture interest, but he might be willing to purchase our 85% interest in the joint venture. On a preliminary basis, Mr. Saada indicated a willingness to purchase our 85% interest in the Cambridge joint venture for $20.0 million, consisting of $5.0 million in cash and a $15 million personal promissory note, the terms of which were not specified. After discussion of the preliminary terms proposed by Mr. Saada, the special committee instructed management to continue discussions with Mr. Saada with a view to improving the terms of a proposed sale of our 85% interest in the Cambridge joint venture in connection with the closing of a strategic transaction with Party D.
          On June 30, 2009, the special committee authorized management to extend the exclusivity period with Party D through July 14, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction.
          On July 15, 2009, the special committee, with the assistance of our management and its advisors, met to discuss and review the proposed transaction with Party D and the progress of negotiations with J.C. Saada to sell to Cambridge Holdings our 85% interest in the Cambridge joint venture in connection with the closing of a strategic transaction with Party D . The special committee, management and its advisors also reviewed and discussed the process, risks, timing and estimated costs of a strategic transaction with Party D compared to the process, costs, risks, timing and estimated costs associated with an orderly liquidation of the company. At the meeting, the special committee authorized management to extend the exclusivity agreement with Party D through August 15, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction. Also at this meeting, the special committee authorized management to pursue the sale of the company’s mortgage loan assets, through the exercise of the mortgage purchase agreement with CIT Healthcare, the marketing of the loans to unaffiliated third party buyers and/or through the sale of loans to Party D pursuant to the Party D Term Sheet. The special committee acknowledged that such a monetization strategy was appropriate given market conditions at that time and the possible use of the proceeds from such sales to increase the amount of any cash dividend payable to the company’s stockholders in connection with either a strategic transaction or a decision to liquidate.
          Due to press reports that suggested that CIT Group Inc. may be forced to file for bankruptcy protection, on July 17, 2009, the special committee met to review and discuss the potential impact on Care of a potential bankruptcy filing by CIT Group Inc. Among other things, the special committee discussed the potential impact on the management agreement and the mortgage purchase agreement.
          On July 24, 2009, the special committee met to discuss the status of negotiations with Party D as well as to discuss other potential strategic alternatives. Management provided to the special committee an analysis of the company’s business plan assuming it terminated its management agreement with CIT Healthcare and continued to operate its business and complete its transition to an equity REIT on a standalone basis (the “Standalone Business Plan”). Management also provided a preliminary projection of the values that could be realized if the company pursued a plan of liquidation. Included in this report was an analysis of the cost savings from delisting the company’s stock, deregistering as a public company and ceasing public company reporting and compliance. The special committee instructed management to continue to explore all strategic alternatives, including negotiations with Party D, but to also continue to actively market for sale the company’s mortgage loan assets.
          On August 5, 2009, the special committee met to discuss the status of negotiations with Party D and to review a revised Standalone Business Plan and a revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, considered which of the options was likely to result in the highest overall return of value to the stockholders.
          On August 10, 2009, we received a non-binding indication of interest from Cambridge Holdings to acquire all of our outstanding common stock at $9.00 per share, less a deduction for the value of the operating partnership units then held by Cambridge Holdings (the “Cambridge Merger Proposal”). The Cambridge Merger Proposal was subject to the condition that our management agreement with CIT Healthcare be terminated without the payment of any termination fee and to the satisfactory completion of due diligence. The proposal also requested a 30-day exclusivity period. At the time, the company was bound to negotiate exclusively with Party D pursuant to an exclusivity agreement.
          On August 13, 2009, the special committee met to discuss the status of negotiations with Party D and to review a further revised Standalone Business Plan and a further revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders.
          On August 19, 2009, pursuant to the mortgage purchase agreement, we agreed to sell two mortgage loans to CIT Healthcare for proceeds of approximately $2.3 million.

          On August 21, 2009, the Cambridge Merger Proposal expired.
          Negotiations with Party D continued throughout July, August and September. In addition, negotiations to sell back to Cambridge Holdings the company’s 85% interest in the Cambridge joint venture continued in earnest, as it became apparent that the reverse acquisition transaction with Party D could only be concluded if and when the dispute with Cambridge Holdings could be resolved.
          In July 2009, Party D informed us that it would be willing to complete its acquisition of certain of our mortgage loan assets in advance of, and independent of, reaching agreement on the terms of a reverse acquisition transaction. During July and August 2009, we negotiated the terms of a loan purchase agreement with Party D relating to certain of our mortgage loans and simultaneously continued to market our mortgage loan assets to third parties with a view to optimizing the proceeds from any sales.
          On September 15, 2009, we sold to Party D four of our mortgage loan assets for proceeds of approximately $24.8 million. The loan purchase agreement governing the sale also provided for the later sale of an additional mortgage loan asset, subject to satisfaction of certain conditions to closing, and granted us the option to sell to Party D two additional mortgage loan assets, assuming we were able to meet certain closing conditions by no later than September 30, 2009. We did not sell the additional mortgage loan or the two option mortgage loans to Party D, but later (on October 6, 2009 and November 12, 2009, respectively) sold the two option loans to unaffiliated third parties, as discussed further below. We were not able to meet the conditions to closing on the sale of the additional mortgage loan to Party D by September 30, 2009, and that mortgage loan remains a part of our portfolio.
          We continued to negotiate the terms of the Party D reverse acquisition proposal during September and most of October and continued to extend our exclusivity agreement with Party D to allow such negotiations to continue with a view to improving the terms of the proposed transaction. We also continued to pursue the sale of our remaining mortgage loan assets, either to CIT Healthcare pursuant to our mortgage purchase agreement or to third parties. We also continued to negotiate a sale of our 85% interest in the Cambridge joint venture back to Cambridge Holdings.
          On September 16, 2009, pursuant to the mortgage purchase agreement, we agreed to sell to CIT Healthcare our participation interest in a mortgage loan for proceeds of approximately $17.4 million.
          On September 18, 2009, Party D sent a letter to the board requesting that we commit to executing a definitive agreement within the next 10 business days.
          At a meeting held on September 25, 2009, the special committee and its advisors reviewed and discussed the status of negotiations with Party D, the status of management’s efforts to monetize our mortgage loan portfolio and a further revised liquidation analysis prepared by management. The special committee also reviewed and discussed a further revised Standalone Business Plan. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering and comparing the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.
          Prior to the expiration of our mortgage purchase agreement with CIT Healthcare on September 30, 2009, we provided notice of our intent to sell three additional loans to CIT Healthcare with an aggregate principal balance of approximately $35 million, subject to our ability to meet the terms and conditions of the mortgage purchase agreement.
          At a meeting held on October 5, 2009, the special committee and its advisors discussed the status of negotiations with Party D regarding the reverse acquisition transaction and the status of negotiations with Cambridge Holdings regarding its proposed acquisition of our 85% interest in the Cambridge joint venture. The special committee continued its discussion and evaluation of the company’s various options, including continued operation or liquidation. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.
          On October 6, 2009, we sold to an unaffiliated third party one of our mortgage loans for approximately $8.5 million.
          Over a period of several weeks in October, representatives from the company, management and the company’s advisors met in person and telephonically with Party D and its advisors to continue negotiations of contract documents relating to the Party D reverse acquisition proposal. The parties had identified several key issues with respect to which they were in disagreement, including the terms of the promissory note proposed to be issued by us in connection with the transaction and certain other terms such as the nature and extent of certain deal protection and post-closing recourse provisions. In addition, the parties continued to discuss the complexities caused by Cambridge Holdings’ threats to object to the reverse acquisition transaction and its refusal to negotiate an acceptable price for Care’s 85% interest in the Cambridge joint venture.
          During the same time period, our then chairman engaged in a number of conversations with Mr. Saada in an attempt to improve the terms of the proposed acquisition by Cambridge Holdings of our 85% interest in the Cambridge joint venture. During the course of such discussions, Mr. Saada indicated on one or more occasions, on an unsolicited basis, that Cambridge Holdings was prepared to purchase all of our outstanding common stock for $60 million, less the value of the operating partnership units then held by Cambridge Holdings. The Cambridge Holdings proposal assumed that we would monetize the remainder of our mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction.
          On October 19, 2009, Mr. Gorman resigned as our chairman of the board due to time constraints resulting from his other business commitments, and the remaining board members appointed Mr. Besecker, our then vice chairman of the board, to the position of chairman of our board of directors.
          Our exclusivity agreement with Party D expired on October 23, 2009.
          On October 24, 2009, our new chairman of the board of directors, Mr. Besecker, spoke with J.C. Saada to discuss the terms of Cambridge Holdings’ unsolicited oral offer to purchase all of our outstanding common stock for $60 million, less a deduction of $10 million for the value of the operating partnership units then held by Cambridge Holdings.
          During the week of October 25, 2009, Party D elected not to further pursue a reverse acquisition transaction with us, based in substantial part on the complications and delays caused by the threatened objections made by Cambridge Holdings and our inability to resolve those objections by selling our 85% interest back to Cambridge Holdings.
          On November 1, 2009, CIT Group announced that it filed a prepackaged plan of reorganization for CIT Group, Inc. and CIT Group Funding Company of Delaware LLC under the U.S. Bankruptcy Code. None of CIT Group’s operating subsidiaries, including CIT Healthcare, were included in the filings made November 1, 2009.
          On November 5, 2009, our special committee met to discuss Cambridge Holdings’ oral offer to purchase the common stock of the company. The special committee also discussed a possible liquidation of the company and considered a timeline for approval of a plan of liquidation and an outline of the process for delisting and deregistering the company’s common stock to decrease compliance costs during a liquidation.
          On November 9, 2009, we publicly announced that we were nearing completion of our review of strategic alternatives for the company and that such alternatives included a sale or merger of the entire company and an orderly liquidation of our assets, accompanied by one or more special cash distributions to our stockholders.
          On November 11, 2009, we received a revised proposal from Cambridge Holdings that valued 80%-85% of our outstanding common stock at $60 million, less a deduction of $10 million for the operating partnership units then held by Cambridge, and contemplated the termination of the management agreement with CIT Healthcare. The Cambridge Holdings proposal assumed that we would monetize all but two of our remaining mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction. The proposal provided for the company to retain its status as a publicly traded REIT and for the company’s existing stockholders to retain a 15%-20% ongoing ownership interest in the company.
          On November 12, 2009, we sold our interests in two mortgage loans to an unaffiliated third party for approximately $22.4 million.
          On November 17, 2009, Party D announced that it had reached an agreement to sell its healthcare net lease business to a publicly traded healthcare REIT.
          On November 23, 2009, our special committee met to review a preliminary plan of liquidation and compared the values reflected in such plan of liquidation against management’s revised Standalone Business Plan.
          On November 25, 2009, we filed a lawsuit against Cambridge Holdings and its affiliates, including its chairman and chief executive officer, seeking declaratory judgments that (i) we have the right to transfer, without the approval of the Cambridge Holdings, our Cambridge interests either through a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio, (ii) Cambridge Holdings’ contractual right to put its own interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by Cambridge Holdings do not entitle Cambridge Holdings to receive any special cash distributions made to our stockholders, including any liquidating distributions declared pursuant to our plan of liquidation. We also brought affirmative claims for tortious interference by Cambridge Holdings with our prospective contract with Party D and for breach by Cambridge Holdings of the implied covenant of good faith and fair dealing.
          On December 4, 2009, the special committee and its advisors and the board of directors reviewed and considered a draft plan of liquidation prepared by management. In connection therewith, the special committee reviewed and considered management’s estimates of the values of our assets, the confirmatory valuations provided on our three remaining mortgage loan assets and our Bickford and SMC interests received from separate outside valuation experts, our current and contingent liabilities and obligations, the costs associated with liquidation and the estimated general and administrative costs required to operate the company. The special committee and the board of directors also reviewed a draft proxy statement to the company’s stockholders soliciting approval of the plan of liquidation. The special committee and the board also received an update from management and Credit Suisse on parties who had recently expressed an interest in a transaction with the company. Since the company had announced on November 9, 2009, that it was completing its review of strategic alternatives, eleven new potentially interested parties had contacted management or Credit Suisse to express an interest in a range of different transactions involving all or only some of the company’s assets. Seven of these parties entered into confidentiality agreements and were granted access to the company’s online data room. No definitive terms of a transaction had been discussed at that time. The special committee and the board also discussed the terms of a potential performance share award to Mr. Besecker and several members of the company’s senior management which would incentivize these individuals to maximize the proceeds of a liquidation or sale of the company and expedite the return of capital to the company’s stockholders.
          Also on December 4, 2009, our then chief executive officer, F. Scott Kellman, resigned from our company, effective immediately. Our board appointed Salvatore (Torey) V. Riso, Jr., then our chief compliance officer and secretary, as our new chief executive officer.
          On December 10, 2009, our special committee and the board of directors reviewed a final plan of liquidation of the company and a revised draft of the proxy statement soliciting our stockholders approval of the plan of liquidation. The special committee determined that the plan of liquidation was advisable and in the best interests of the company and our stockholders and resolved to recommend to the full board of directors that such plan of liquidation be adopted and presented to the stockholders for approval. On the same date, our board of directors determined, based on the recommendation of the special committee, that the plan of liquidation was advisable and in the best interests of the company and our stockholders and recommended that our stockholders approve the plan of liquidation. On the same date, our board of directors approved the grant of a performance share award for 5,000 shares of the company’s common stock to each of Mr. Besecker and Mr. Riso, the grant of a performance share award for 3,000 shares of the company’s common stock to Mr. Hughes, the company’s chief financial officer, treasurer, chief compliance officer and secretary and the grant of a performance share award for 1,000 shares of common stock to Mr. McDugall, the company’s chief investment officer. See “Proposal One: Plan of Liquidation — Interests of Certain Persons in the Plan of Liquidation” on page 52 for additional details on the these performance share awards.
          On December 11, 2009, a press release was issued announcing the adoption of the plan of liquidation. A copy of the plan of liquidation is attached to this proxy statement as Exhibit A.
          Reasons for the Liquidation
          In reaching their determinations that the plan of liquidation is advisable and in the best interests of our stockholders and approving the plan of liquidation and recommending that our stockholders vote to approve the plan of liquidation, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:
•	our special committee’s review of possible alternatives to the proposed liquidation, including a sale of all or a portion of our mortgage loan assets and re-deployment of the proceeds thereof in healthcare-related real estate investments, the potential sale or merger of our company and other possible transactions designed to enhance stockholder value. Based on this review and various proposals received from third parties, our special committee concluded, and our board of directors affirmed, that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time;

•	our special committee’s belief that we had thoroughly checked the market for a sale of the entire company and that we were unable to reach agreement with any third party that came forward as a result of such market check with an offer that we considered was likely to provide you with a greater return on your investment within a reasonable period of time than you would reasonably be expected to receive through a plan of liquidation;

•	the execution risks associated with the proposed plan of liquidation in relation to the other strategic alternatives considered;

•	our board of directors’ belief that the liquidating distributions that we will make to our stockholders in connection with the plan of liquidation would likely result in a greater return on investment to our stockholders relative to the other available strategic alternatives, considering, among other things, our board of directors’ own assessment, based on presentations made by our management of the value of our remaining assets, our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

•	the terms and conditions of the plan of liquidation; and

•	if we chose to continue our operations and complete our transition to an equity REIT, we would need to grow our existing equity investment portfolio. In order to grow our portfolio to a size that we believe would provide an attractive return on investment, we would be required to raise additional capital. We do not believe that we would be able to obtain debt financing through the capital markets on favorable terms in the near term because debt capital markets remain severely constricted. In order to raise new equity capital, we would need to first demonstrate our ability to successfully execute an equity REIT strategy by deploying all or a significant portion of our cash on hand to make attractive new investments that we have yet to identify. There is no guarantee that we would be able to identify attractive equity investment opportunities. Even if we were to successfully invest our cash in attractive equity investments, there would still be no guarantee that we would be able to raise new money in the equity capital markets. In addition, raising new equity capital at our existing stock price would be significantly dilutive to our current stockholders. If we chose to continue our operations and complete our transition to an equity REIT, we would also seek to internalize our management structure given the costs associated with our existing management agreement with CIT Healthcare. In transitioning to an internally managed REIT, there is no guarantee that we would be able to identify an effective management team on a timely basis or at all.
          Our special committee and board of directors believed that each of the above factors generally supported its determination and recommendation. Our special committee and board of directors also considered and reviewed with management a number of potentially negative factors concerning the plan of liquidation, including those listed below:
•	there can be no assurance that we will be successful in disposing of our assets for amounts equal to or exceeding our estimates or that these dispositions would occur in the timeframes we expect;

•	the fact that Cambridge Holdings, our joint venture partner in our Cambridge investment,

has asserted a right to approve any sale or disposition of our direct or indirect interests in the Cambridge joint venture which assertion may impair the value of our Cambridge interests and our ability to sell those interests;
•	our costs while executing the plan of liquidation may be greater than we estimated;

•	the fact that following the adoption of the proposed plan of liquidation and the sale of our assets, our stockholders will no longer participate in any earnings or growth from any additional investments or from acquisitions of additional assets;

•	the fact that our stock price is likely to decline or become more volatile due to our gradual liquidation of our assets and the distribution of proceeds from these liquidations;

•	if we establish a liquidating trust, the trust will likely provide for a prohibition on the transfer of trust interests subject to certain limited exceptions;

•	the actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the liquidation, including those specified under the heading “Risk Factors” and “Interests of Certain Persons in the Plan of Liquidation”;

•	the costs to be incurred by our company in connection with execution of the plan of liquidation, including significant accounting, financial advisory and legal fees;

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the plan of liquidation; and

•	the possibility that we may be subject to tax at corporate rates on gain recognized from the disposition of assets that are subject to deferred “built-in gains” attributable to our acquisition of such assets from taxable “C” corporations at the time of our REIT election.
          The above discussion concerning the information and factors considered by our special committee and board of directors is not intended to be exhaustive, but includes the material factors considered by our special committee and board of directors in making their determinations. In view of the variety of factors considered in connection with their evaluation of the plan of liquidation, our special committee and board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors they considered. In addition, individual members of our special committee and board of directors may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.
          Recommendations of Our Board of Directors and the Special Committee
          OUR SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PLAN OF LIQUIDATION.
          Expected Distributions
          Timing and Amount

          Our board of directors has not established a firm timetable for distributions to stockholders. Under the terms of the plan of liquidation and Maryland law, we may make one or more distributions from time to time, after providing for or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. Alternatively, if our board of directors elects, we may at any time transfer our remaining assets to a liquidating trust and issue each stockholder an interest in such liquidating trust. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by our board of directors, pro rata based on the number of shares owned by each stockholder.
          We estimate that our company has a total liquidation value of between approximately $162 million and $179 million in the aggregate or between approximately $8.00 and $8.85 per share (our “Total Liquidation Value Range”). Our Total Liquidation Value Range does not include the regular dividend of $0.17 per share declared by our board of directors on December 4, 2009 and payable on December 22, 2009 to our stockholders of record on December 14, 2009. Our Total Liquidation Value Range does include the amount of other regular distributions, if any, that we may pay during the liquidation. Our Total Liquidation Value Range does not necessarily reflect the amount that our stockholders will receive in liquidating distributions for various reasons discussed in this proxy statement, including in the section entitled “Risk Factors” beginning on page 7. We will make liquidating distributions in one or more payments. The actual amount, timing of and record dates for stockholder distributions will be determined by our board of directors in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our board of directors to pay or provide for all of our liabilities and obligations. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.
          Calculation of Estimated Distributions
          In estimating our range of net liquidating distributions, we have relied on management’s estimate of the value of our assets and the costs we will incur as a result of and during the liquidation process. Management’s estimates of the values of our mortgage loan assets are based on comparable sales figures in prior mortgage loan sales, discussions with bidders and brokers and a confirmatory valuation provided by an outside valuation expert. Management’s estimates of the values of our healthcare real estate investments are based on management’s projections and models, the values ascribed to such investments by bidders for the company, comparable sales figures, discussions with brokers and, with respect to our investments in Bickford and SMC, a confirmatory valuation provided to us by an outside valuation expert. Management’s estimate of the value of our 85% interest in the Cambridge medical office building portfolio is based on a net present value of the future cash flows that we expect to receive from our Cambridge investment, minus our estimated costs for operating our company during our projected holding period for our Cambridge investment. Management has chosen to estimate the value of our 85% interest in the Cambridge medical office building portfolio on a net present value basis, instead of on the basis of estimated sale values, due to the current dispute that the company is involved in with Cambridge Holdings, our joint venture partner over, among other things, our ability to transfer our interests in the joint venture. See “Description of Business — Legal Proceedings” on page 25 above and “Risk Factors” on page 7 above for more details of our dispute with Cambridge Holdings.
          The payment of our net liquidating distributions is also subject to the payment of or provision for our contractual and other legal obligations, our estimated general and administrative costs during the liquidation process and the costs associated with our liquidation, such as legal and other advisory fees. Our most significant contractual obligation is the termination fee that we will owe CIT Healthcare LLC if we elect to terminate, or not renew, the management agreement. The amount of the termination fee is contractually set at $15.4 million.

Because we do not know if or when we will terminate, or elect not to renew, the management agreement, for purposes of calculating our estimated Total Liquidation Value Range, we have included a present value of this obligation, which is lower than $15.4 million. We believe that we will have sufficient cash to pay all of our current and accrued obligations as a result of current cash balances, cash from operations and asset sales. If contingent or unknown liabilities exist and/or federal, state or local income taxes have to be paid, distributions to stockholders may be reduced or delayed.
          Uncertainties Relating to Estimated Distributions
          Our estimates of potential distributions were prepared solely for planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, the special committee and the board, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. As we have disclosed under “Risk Factors,” certain examples of uncertainties that could cause the aggregate amount of distributions to be less or more than our estimates include the following:
•	the value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions in the real estate market and the length of time it takes to sell our healthcare real estate investments and mortgage loan assets;

•	our Total Liquidation Value Range is based on estimates of the costs and expenses of the liquidation and operating our company. If actual costs and expenses exceed or are less than such estimated amounts, aggregate distributions to stockholders from liquidation could be less or more than our Total Liquidation Value Range;

•	if we are unsuccessful in our declaratory judgment action against Cambridge Holdings with respect to our right to sell our Cambridge joint venture interests by selling our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio, then our ability to liquidate those interests will be delayed and the amount of liquidating distributions that you may receive may be reduced;

•	if we are unsuccessful in our declaratory judgment action against Cambridge Holdings with respect to the right of Cambridge Holdings to receive liquidating distributions in respect to its operating partnership units, then the amount of liquidating distributions that you may receive may be reduced;

•	if our assets are not sold by the times and at prices we currently expect, the liquidation may yield aggregate distributions less than or greater than the prevailing market price of our shares of common stock;

•	if liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate amount of distributions to stockholders as a result of the plan of liquidation could be less than estimated; and

•	delays in consummating the plan of liquidation could result in additional expenses and result in actual aggregate distributions to stockholders being less than our estimated amount.

     We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates have not been audited, reviewed or compiled by independent auditors.
          Interests of Certain Persons in the Plan of Liquidation
          In considering the recommendation of our board of directors to approve the plan of liquidation, our stockholders should consider that, as described below, the approval of the plan of liquidation by our stockholders may have certain effects upon our officers and directors that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders. Our board of directors is aware of these interests and considered them in approving the plan of liquidation. A majority of the members of our board of directors qualify as independent under the rules of the New York Stock Exchange. In addition, two of the three members of our special committee, which recommended that our board of directors approve the plan of liquidation, qualify as independent under the rules of the New York Stock Exchange.
          Mr. Kellman, our former chief executive officer, was granted 40,000 shares of restricted stock on June 27, 2007 which will vest on June 27, 2010. He was granted 35,000 restricted stock units on April 8, 2008, 50% of which will vest on April 8, 2011 and the remaining 50% of which will vest on April 8, 2012. He was granted 23,255 restricted stock units on May 12, 2008 which vest in four equal installments commencing on May 12, 2009. He was granted 21,440 restricted stock units on March 13, 2009, which vest in four equal installments commencing on March 13, 2010. Pursuant to the terms of his restricted stock and restricted stock unit award instruments and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of any and all unvested shares under these awards. Mr. Kellman is entitled to receive dividend equivalents under the terms of his restricted stock unit awards. On May 12, 2008, Mr. Kellman was granted a performance share award to cover the performance period from January 1, 2008 through December 31, 2010. Under the terms of the award, Mr. Kellman is eligible to receive a minimum of 11,627 shares of our common stock and a maximum of 46,510 shares of our common stock depending on the company’s ability to achieve certain pre-determined financial goals relating to compound growth in available funds from operations per share and the company’s total stockholder return relative to the company’s peers. Pursuant to the performance share award, dividends otherwise payable during the performance period accrue to the benefit of Mr. Kellman. In connection with his resignation as our chief executive officer, we agreed that, notwithstanding the terms of his performance share award, when the determination of the payout percentage is made by our compensation committee at the end of the award period, the performance goals under the award shall be deemed to have been attained at “target” level performance, or 23,255 shares of common stock. In addition, under the terms of the performance share award and our equity plan, stockholder approval of our plan of liquidation will result in the acceleration of the award period. In the aggregate, if our stockholders approve our plan of liquidation, Mr. Kellman will automatically receive 137,137 shares of our common stock as a result of the acceleration of these previously granted equity incentive awards, which will represent between $1,097,096 and $1,213,662, in connection with our plan of liquidation.
          Mr. Besecker, our chairman of the board, was granted 17,000 shares of restricted stock in April 2008 that are scheduled to vest on June 27, 2010. On June 3, 2008, Mr. Besecker received a grant of 3,000 restricted shares that vest in three equal installments beginning on June 3, 2009. On November 5, 2009, Mr. Besecker received a grant of 10,000 restricted stock units which will vest in four equal installments beginning on November 5, 2010. Pursuant to the terms of the grant instruments and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of these awards. Mr. Besecker is entitled to receive dividend equivalents under the terms of his restricted stock unit award. In the aggregate, if our stockholders approve our plan of liquidation, Mr. Besecker will automatically receive 29,000 shares of our common stock as a result of the acceleration of these previously granted equity incentive awards, which will represent between $232,000 and $256,650 in value under our Total Liquidation Value Range. On December 10, 2009, Mr. Besecker received a performance share award that he will earn at the earlier of (i) the time that the board declares an aggregate amount of liquidating distributions equal to or greater than $8.00 per share, or (ii) December 31, 2010 (the “Liquidation Performance Share Award”). If the board declares aggregate dividends of between $7.50 and $7.99 per share, Mr. Besecker will receive his target award of 5,000 shares of common stock. If the board declares aggregate dividends of less than $7.50 per share, Mr. Besecker will receive 50% of his target award, or 2,500 shares of common stock. If the board declares aggregate dividends at or greater than $8.00 per share, Mr. Besecker will receive 200% of his target award, or 10,000 shares of common stock. Pursuant to his performance share award, any dividends declared on our common stock from and after stockholder approval of our plan of liquidation through the end of the award period will accrue and be payable to him at the time that he earns his performance share award. Pursuant to his performance share award, if the board declares aggregate dividends of less than $7.50 per share, Mr. Besecker will receive 2,500 shares of our common stock. If the board declares liquidating distributions at or greater than $8.00 per share, Mr. Besecker will receive an additional 10,000 shares of our common stock which will represent between $80,000 and $88,500 in additional value under our Total Liquidation Value Range. Mr. Besecker’s performance share award was not factored into the per share amounts in our Total Liquidation Value Range. To the extent Mr. Besecker earns this performance award, it will reduce the amount of liquidating distributions payable to our other stockholders.
          Mr. Riso, our new chief executive officer, was granted 16,279 restricted stock units on May 12, 2008 which vest in four equal installments commencing on May 12, 2009. He was granted 10,486 restricted stock units on March 12, 2009 which will vest in four equal installments commencing on March 12, 2010. Pursuant to the terms of his restricted stock and restricted stock unit award instruments and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of any and all unvested shares under these awards. In the aggregate, if our stockholders approve our plan of liquidation, Mr. Riso will automatically receive 22,696 shares of our common stock as a result of the acceleration of these previously granted equity incentive awards, which will represent between $181,570 and $200,860 in value under our Total Liquidation Value Range. On December 10, 2009, Mr. Riso received a Liquidation Performance Share Award with a target of 5,000 shares of common stock, which he will receive if the board declares aggregate dividends of between $7.50 and $7.99 per share. Pursuant to his performance share award, if the board declares aggregate dividends of less than $7.50 per share, Mr. Riso will receive 2,500 shares of our common stock. If the board declares liquidating distributions at or greater than $8.00 per share, Mr. Riso will receive 10,000 shares of our common stock which will represent between $80,000 and $88,500 in additional value under our Total Liquidation Value Range. Mr. Riso’s performance share award was not factored into the per share amounts in our Total Liquidation Value Range. To the extent Mr. Riso earns this performance award, it will reduce the amount of liquidating distributions payable to our other stockholders.
          Mr. Warden, a member of our board of directors recommended by CIT Group, our largest stockholder and the parent company of CIT Healthcare, received a grant of 15,000 restricted stock units on May 7, 2009 that will vest in four equal installments beginning on May 7, 2010. Mr. Warden is entitled to receive dividend equivalents under the term of this restricted stock unit award. Pursuant to the terms of the grant instrument and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of this award, which will represent between $120,000 and $132,750 in value under our Total Liquidation Value Range.
          Mr. Hughes, our chief financial officer, was granted 13,333 restricted stock units on May 7, 2009 that will vest in four equal installments commencing on May 7, 2010. Mr. Hughes is entitled to receive dividend equivalents under the terms of this restricted stock unit award. Pursuant to the terms of his restricted stock unit award instrument and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of this award, which will represent between $106,664 and $117,997 in value under our Total Liquidation Value Range. On December 10, 2009, Mr. Hughes received a Liquidation Performance Share Award with a target of 3,000 shares of common stock, which he will receive if the board declares aggregate dividends of between $7.50 and $7.99 per share. Pursuant to his performance share award, if the board declares aggregate dividends of less than $7.50 per share, Mr. Hughes will receive 1,500 shares of our common stock. If the board declares liquidating distributions at or greater than $8.00 per share, Mr. Hughes will receive 6,000 shares of our common stock which will represent between $48,000 and $53,100 in additional value under our Total Liquidation Value Range. Mr. Hughes’ performance share award was not factored into the per share amounts in our Total Liquidation Value Range. To the extent Mr. Hughes earns this performance award, it will reduce the amount of liquidating distributions payable to our other stockholders.
          Mr. McDugall, our chief investment officer, was granted 17,333 shares of restricted stock on June 27, 2007 which will vest on June 27, 2010. He was granted 3,720 restricted stock units on May 12, 2008 which vest in four equal installments commencing on May 12, 2009. He was granted 5,453 restricted stock units on March 12, 2009 which will vest in four equal installments commencing on March 12, 2010. Pursuant to the terms of his restricted stock and restricted stock unit award instruments and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of any and all unvested shares under these awards. In the aggregate, if our stockholders approve our plan of liquidation, Mr. McDugall will automatically receive 25,576 shares of our common stock as a result of the acceleration of these previously granted equity incentive awards, which will represent between $204,608 and $226,348 in value under our Total Liquidation Value Range. On December 10, 2009, Mr. McDugall received a Liquidation Performance Share Award with a target of 1,000 shares of common stock, which he will receive if the board declares aggregate dividends of between $7.50 and $7.99 per share. Pursuant to his performance share award, if the board declares aggregate dividends of less than $7.50 per share, Mr. McDugall will receive 500 shares of our common stock. If the board declares liquidating distributions at or greater than $8.00 per share, Mr. McDugall will receive 2,000 shares of our common stock which will represent between $16,000 and $17,700 in additional value under our Total Liquidation Value Range. Mr. McDugall’s performance share award was not factored into the per share amounts in our Total Liquidation Value Range. To the extent Mr. McDugall earns this performance award, it will reduce the amount of liquidating distributions payable to our other stockholders.
          Each of our independent directors, including two of the current members of our special committee, received a grant of 3,000 shares of restricted stock on June 27, 2007, which vests ratably over the three year period from the date of grant. Pursuant to the terms of the grant instrument and our equity plan, stockholder approval of our plan of liquidation will result in the accelerated vesting of the unvested portion (the final third) of these restricted stock awards. If you approve the plan of liquidation, these unvested restricted shares will become vested, and will represent collectively between approximately $32,000 and $35,400 in value under our Total Liquidation Value Range.
          The Plan of Liquidation
          The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as Exhibit A to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the plan of liquidation in its entirety.
          Purpose of the Plan of Liquidation; Certain Effects of the Liquidation
          The principal purpose of the plan of liquidation is to maximize the value to our stockholders. In the liquidation we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by our subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the earnings or value of these assets following the sale of such assets.
          Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind-up our operations, and dissolve.
          Our common stock is currently registered under the Exchange Act. Pursuant to our plan of liquidation, we expect to terminate registration of our common stock under the Exchange Act.
          Principal Terms of the Plan of Liquidation
          Pursuant to the plan of liquidation we will, among other things, undertake the following:
•	dispose of all of our assets (including, without limitation, any assets held by our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed;

•	liquidate and dissolve our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our subsidiaries’ charters and the laws of the States of Maryland and Delaware, as applicable;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•	distribute our current cash and the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, in accordance with our charter and bylaws, and take all necessary or advisable actions to wind-up our affairs;

•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of directors otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A.
          Liquidating Distributions and Procedures
          We currently anticipate making one or more liquidating distributions to our stockholders.
          The plan of liquidation gives the board of directors the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Maryland law. Our board of directors may authorize us to obtain insurance policies to cover such costs and/or to establish a reserve fund out of which to pay such costs. If a reserve fund is established, we would expect a final liquidating distribution to be made once we or the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our stockholders may not occur for three or more years following the filing of our articles of dissolution.
          The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by the board of directors in its discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.
          Liquidating Trust
          If all of our assets are not sold or distributed within 24 months after the approval of the plan of liquidation by our stockholders, or if unpaid liabilities remain outstanding, we may transfer any assets not sold or distributed, including any reserve fund or other cash on hand, to a liquidating trust. The creation of a liquidating trust may be necessary to avoid losing our status as a REIT after the 24-month period following adoption of the plan of liquidation. We may also create a liquidating trust prior to that time in order to avoid the costs of operating as a public company, or if our board of directors determines that it is otherwise advantageous or appropriate to do so. If we establish a liquidating trust, we would distribute to our stockholders at that time beneficial interests in the liquidating trust in proportion to the number of common shares owned by such holders. The purpose of the liquidating trust that we may establish will be to liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the plan of liquidation will constitute the approval by our stockholders of the establishment of a liquidating trust, the board’s appointment of one or more individuals, who may or may not be former members of our board of directors or officers, or corporate persons to act as trustee or trustees and the terms of any declaration of trust adopted by our board of directors. We expect that interests in the liquidating trust will not be freely transferable. Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.
          Any plan to transfer assets to a liquidating trust is only a contingency plan. Therefore, our board of directors has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our board of directors at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.
          Dissolution
          The plan of liquidation authorizes our board of directors and our officers, when appropriate, to file articles of dissolution and to take any other appropriate and necessary action to dissolve our company under Maryland law.
          Vote Required
          Approval of the plan of liquidation proposal will require the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote in favor of the proposal.
          Abandonment or Modification of Plan of Liquidation
          Prior to stockholder approval of the plan of liquidation, the special committee and the board of directors reserve the right to abandon the plan of liquidation for any reason, including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us.
          Once our stockholders have approved the plan of liquidation, no further stockholder action will be required to sell the remainder of our assets and to make the distributions described in the plan of liquidation. Furthermore, if our stockholders approve the plan of liquidation, our board of directors or the trustees of the liquidating trust we may establish will have the authority to sell any and all of our company’s assets on such terms as they determine appropriate, subject to the provisions of the plan of liquidation. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
          Cancellation of Shares of Common Stock
          Our final distribution, which may be either in cash or in interests in a liquidating trust, will be in complete redemption and cancellation of our outstanding shares of common stock. Upon such final distribution, you may be required to surrender your share certificates. If we cannot make distributions to a stockholder because mail is not deliverable to the last known address of that stockholder on the stockholder list we or our transfer agents maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the stockholder’s last known address. If such state does not have an escheat law, the law of Maryland will govern. If a stockholder does not claim such funds within the statutory period, the funds may escheat to the state.
          Sale of the Company
          Our board of directors reserves the right to continue to solicit and entertain proposals from third parties to acquire all or substantially all of the company’s outstanding common stock, prior to and after approval of the plan of liquidation by our stockholders. If the board of directors determines that the terms of any such transaction are superior to the plan of liquidation, the company may proceed with such transaction, and, if required by law, separately solicit stockholder approval for such transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you as a result of the liquidation. This discussion is based upon interpretations of the Code, Department of Treasury regulations promulgated under the Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, U.S. stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, subchapter S corporations, real estate investment trusts, regulated investment companies, persons who acquired our stock upon exercise of stock options or in other compensatory transactions, banks, thrifts, insurance companies, persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the liquidation to holders of our common stock that do not hold that stock as a capital asset. This discussion assumes that our company will make distributions pursuant to, and in accordance with, the plan of liquidation.
          For purposes of this discussion, a U.S. stockholder means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. stockholders have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. stockholder; and (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.
          If a partnership holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the tax treatment for U.S. federal income tax purposes of partnerships or pass-through entities that hold shares of common stock or persons who hold their interests through such a partnership or pass-through entity. Such persons are urged to consult their tax advisors.
          This U.S. federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our shares of common stock. You are urged to consult your own tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.
          Tax Consequences to Our Company
          For U.S. federal income tax purposes, we are taxed as a real estate investment trust (a “REIT”) under sections 856 through 860 of the Code. As a REIT, we are generally not subject to U.S. federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. If the dissolution of our company pursuant to the plan of liquidation is adopted by our stockholders, we expect to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of assets to a liquidating trust.
          In order to maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest on mortgages secured by real property and gains from the sale or exchange of such real property or mortgages. In addition, our principal investments must continue to be in real estate assets.
          So long as we continue to qualify as a REIT, any net income derived from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are generally sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties and mortgages are held for investment and the production of rental and interest income, and that none of the sales of our properties or mortgages in accordance with the plan of liquidation will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties or mortgages we hold for purposes of applying the 100% tax on net income derived from prohibited transactions.
           Assuming we liquidate, distributions made pursuant to the plan of liquidation within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to U.S. federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to U.S. federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets. We will also be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. In addition, if we should fail to distribute, or be deemed to distribute, during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually or deemed distributed.
          While we expect to continue to qualify as a REIT for the period prior to the liquidating distributions of all of our assets to our stockholders, which includes the transfer of assets to a liquidating trust, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT, either inadvertently or because our board of directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for U.S. federal income tax purposes and would be liable for U.S. federal income taxes at corporate rates with respect to our entire net income from operations and any gain from liquidating sales and distributions of our assets for the taxable year in which our qualification as a REIT terminates and for any subsequent years.
          Tax Consequences to U.S. Stockholders
          Distributions we make within 24 months after our stockholders approve the plan of liquidation will not be dividend income to a U.S. stockholder, notwithstanding our treatment of such distributions for purposes of the dividends paid deduction. Distributions in the liquidation should first reduce the basis of a U.S. stockholder’s shares of common stock, with any excess constituting a capital gain if such U.S. stockholder holds his shares of common stock as a capital asset. If the sum of all liquidating distributions is less than a U.S. stockholder’s basis in his shares of common stock, the difference will constitute a capital loss which is recognized at the time such U.S. stockholder receives his final liquidating distribution, which includes the transfer of assets to a liquidating trust. Such capital gain or loss will be long or short term, depending on whether such shares have been held for more than one year. However, any loss recognized by a U.S. stockholder that has held his shares of common stock for six months or less, after applying the holding period rules, will be treated as a long-term capital loss to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains.
          The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is generally 15%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued proposed regulations on August 9, 1999, and final regulations on September 20, 2000 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions.
          Tax Consequences of Liquidating Trust
          We may, at some point during the winding-up period, decide to transfer our then assets subject to liabilities to a liquidating trust. In that event, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any assets distributed to the liquidating trust, net of any accompanying liabilities. As with other liquidating distributions described above, you will be required to recognize gain to the extent the value of such liquidating distribution, together with all other liquidating distributions, is greater than your basis in your stock, notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability.
          An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust.
          An individual U.S. stockholder who itemizes deductions generally may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the U.S. stockholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A U.S. stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the U.S. stockholder holds his interest in the assets as a capital asset.
          Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.
          If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a partnership. If our board of directors avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as a grantor trust, and not a partnership, for U.S. federal income tax purposes.
          Consequences to Non-U.S. Stockholders
          Generally, a non-U.S. stockholder will be subject to U.S. federal income tax on liquidating distributions to the extent they are attributable to gain from the sale of “U.S. real property interests” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Additionally, we are required to withhold 35% of any amounts paid to non-U.S. stockholders to the extent so attributable. Any amount so withheld will be applied against the non-U.S. stockholder’s U.S. federal income tax liability. To the extent liquidating distributions are not attributable to gain from the sale of “U.S. real property interests,” a non-U.S. stockholder’s gain or loss from the liquidation will be determined in the same manner as that of a U.S. stockholder. A non-U.S. stockholder should not be subject to U.S. federal income taxation on any such gain or loss as a result of the liquidation, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (2) that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, or (3) our shares of common stock in the hands of the stockholder constitute a “U.S. real property interest” within the meaning of FIRPTA. If a non-U.S. stockholder’s common stock constitutes a “U.S. real property interest” within the meaning of FIRPTA or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that non- U.S. stockholder will generally be subject to U.S. federal income tax with respect to any gain recognized as a result of the liquidation. In the case of an individual non-U.S. stockholder whose gain from the liquidating distributions is not effectively connected with a U.S. trade or business, that tax will generally be at capital gains rates. In addition, stockholders that are non-U.S. corporations may be subject to applicable alternative minimum tax and the possible application of the 30% branch profits tax. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, that stockholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify these consequences for a non-U.S. stockholder eligible for treaty benefits and non-U.S. stockholders should consult with their tax advisors regarding the possible application of such a treaty.
          If our common stock in the hands of a non-U.S. stockholder constitutes a U.S. real property interest, any liquidating distributions paid to such non-U.S. stockholder that are not attributable to gain from the sale of a U.S. real property interest will be subject to income tax withholding at the rate of 10%. Our common stock owned by a non-U.S. stockholder will generally not constitute a U.S. real property interest if (1) we are a “domestically-controlled REIT” at all times during a specified testing period or (2) at the time such non-U.S. stockholder receives a liquidating distribution, our stock is regularly traded on an established securities market and such non-U.S. stockholder has not held more than 5% of the total fair market value of our common stock at any time during the five-year period ending on the date of receipt of the final liquidating distribution. We will be a domestically controlled REIT if non-U.S. stockholders held less than 50% of the value of our stock at all times during the 5-year period ending with the payment of the final liquidating distribution. Based on the record ownership of our common stock, we believe we are a domestically-controlled REIT, but no assurance can be given that the actual ownership of our common stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at all times during the applicable testing period. It is not known whether, at the time you receive the final liquidating distribution, the shares of common stock will be regularly traded on an established securities market. Other exceptions may apply to treat the common stock you own as other than a “U.S. real property interest.” However, because of the difficulties of determining whether a particular non-U.S. stockholder’s common stock constitutes a U.S. real property interest, non-U.S. stockholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the non-U.S. stockholder’s

U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis.
          Non-U.S. stockholders should consult their own tax advisors regarding the U.S. tax consequences of the liquidation, the FIRPTA rules, and withholding tax considerations.
          Backup Withholding
          Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, you may be subject to backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.
          Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a U.S. stockholder who furnishes a correct taxpayer identification number or a non-U.S. stockholder who provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder’s U.S. federal income tax liability.
          Foreign, State and Local Income Tax
          You may also be subject to foreign, state or local taxes with respect to the liquidating distributions received from us pursuant to the plan. You should consult your tax advisors regarding such taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our common stock, as of December 1, 2009, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers as of December 1, 2009 (including Mr. Kellman, who resigned as of December 4, 2009) and (4) our directors and named executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.
     In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
     Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017.

	Amount and Nature
	of Beneficial
Name	Ownership of Common Stock	Percent of Total(1)

CIT Group Inc.(2) 505 5th Avenue, 6th Floor New York, New York 10017	8,024,040	39.10%
GoldenTree Asset Management LP(3) 300 Park Avenue, 21st Floor New York, New York 10022	4,360,454	21.71%
SAB Capital Management, L.P. (4) 767 Fifth Avenue, 21st Floor New York, New York 10022	2,828,399	14.08%
Morgan Stanley(5) 1585 Broadway New York, NY 10036	1,053,790	5.25%
Jacobs Asset Management, LLC(6) One Fifth Avenue New York, New York 10003	1,038,663	5.17%
F. Scott Kellman(7)	45,813	*
Flint D. Besecker(8)	32,358	*
Michael P. McDugall(9)	18,263	*
Salvatore (Torey) V. Riso Jr.(10)	4,069	*
Gerald E. Bisbee, Jr. Ph.D.(11)	21,517	*
Alexandra Lebenthal(11)	19,017	*
Karen P. Robards(11)	22,017	*
J. Rainer Twiford(11)	19,017	*
Steven N. Warden(12)	0	*

	Amount and Nature
	of Beneficial
Name	Ownership of Common Stock	Percent of Total(1)

Paul F. Hughes(13)	0	*
All Directors and Executive Officers as a Group (10 Persons)	182,431	*

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)	As of December 1, 2009, 20,084,792 shares of common stock were issued and outstanding and entitled to vote. The percent of total for all of the persons listed in the table above is based on such 20,075,018 shares of common stock, except for CIT Group Inc., whose percent of total is based on 20,519,792 shares of common stock, which includes the warrants to purchase 435,000 shares of our common stock.

(2)	In an amendment to Schedule 13D filed on October 2, 2008, CIT Real Estate Holding Corporation and CIT Healthcare LLC, each located at 505 Fifth Avenue, 6th Floor, New York, New York 10017, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 6,981,350 and 1,042,690 shares of our common stock, respectively. This amendment to Schedule 13D amended and supplemented the Schedule 13D originally filed on July 9, 2007 and was filed to report the grant to CIT Healthcare LLC of warrants to purchase 435,000 shares of our common stock pursuant to the Warrant. By virtue of its 100% ownership of CIT Real Estate Holding Corporation and CIT Healthcare LLC, CIT Group Inc. was deemed to have shared voting and dispositive power over 8,024,040 shares of our common stock.

(3)	In a Schedule 13G filed on December 24, 2008, GoldenTree Asset Management LP was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 4,360,454 shares of our common stock. By virtue of serving as the general partner of GoldenTree Asset Management LP, GoldenTree Asset Management LLC was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. Likewise, Mr. Steven A. Tananbaum, by virtue of serving as managing member to GoldenTree Asset Management LLC, was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. In a Schedule 13G filed on March 4, 2009, GoldenTree Asset Management LP, GoldenTree Asset Management LLC and Mr. Steven A. Tananbaum, together with the Investment Manager and IMGP, reported that they have ceased to be “beneficial owners” of our common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended.

(4)	In an amendment to Schedule 13G filed on February 17, 2009, SAB Capital Partners, L.P., SAB Capital Partners II, L.P., and SAB Overseas Master Fund, L.P., each located at 767 Fifth Avenue, 21st Floor, New York, New York 10153, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 2,015,013, 41,702 and 771,684 shares of our common stock, respectively. By virtue of serving as the general partner of each of the above companies, SAB Capital Advisors, L.L.C. was deemed to hold shared voting and dispositive power over 2,828,399 shares of our common stock. By virtue of serving as investment manager to each of the above companies, SAB Capital Management, L.P. was deemed to hold shared voting and dispositive power over 2,828,399 shares of our common stock. By virtue of serving as the general partner of SAB Capital Management, L.P., SAB Capital Management L.L.C. was deemed to have shared voting and dispositive power over 2,828,399 shares our common stock. By virtue of serving as the managing member of each of SAB Capital Management, L.P. and SAB Capital Management, L.L.C., Mr. Scott A. Bommer was deemed to have shared voting and dispositive power over 2,828,399 shares of our common stock.

(5)	In a Schedule 13G filed on February 17, 2009, Morgan Stanley, located at 1585 Broadway, New York, New York 10036, was deemed, pursuant to Rule 13d-1(b), to beneficially own 1,053,790 of our common stock.

(6)	In a Schedule 13G filed on July 2, 2009, Sy Jacobs, Jacobs Asset Management, LLC, JAM Managers L.L.C., and JAM Partners, LP, each located at One Fifth Avenue, New York, New York 10003, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 1,038,663 shares of our common stock, respectively. By virtue of serving as the general partner of JAM Partners, LP, JAM Managers L.L.C. was deemed to hold shared voting and dispositive power over 1,038,663 shares of our common stock. By virtue of serving as the managing member of each of Jacobs Asset Management, LLC and JAM Managers L.L.C., Sy Jacobs was deemed to hold shared voting and dispositive power over 1,038,663 shares of our common stock.

(7)	In April 2008, Mr. Kellman received an award of 35,000 restricted stock units. 50% of the award will vest on April 8, 2011 and the remaining 50% will vest on April 8, 2012. Mr. Kellman does not have voting or dispositive power over these shares until he vests in the award, or until certain events relating to termination or change in control are triggered which may accelerate vesting. The award of 35,000 restricted stock units is therefore not included in Mr. Kellman’s beneficial ownership total in the table above. In May 2008 Mr. Kellman was granted a performance share award to cover the period from January 1, 2008 through December 31, 2010. Mr. Kellman does not have voting or dispositive power over these shares until he vests in the award and are therefore not included in the table above. In March 2009, Mr. Kellman received an award of 21,440 restricted stock units that will vest in four equal installments on each of the grant date anniversaries beginning March 13, 2010. Mr. Kellman does not have voting or dispositive power over these shares until he vests in the award. The award of 21,440 restricted stock units is therefore not included in Mr. Kellman’s beneficial ownership total in the table above. The 45,814 shares listed in the table above represent 40,000 shares of restricted stock granted to Mr. Kellman at the time of our initial public offering, all of which vest on the third anniversary of the date of our initial public offering, and one quarter of the 23,255 restricted stock units granted to Mr. Kellman pursuant to the 2008 Equity Compensation Program on May 12, 2008 that vest annually in four equal installments beginning on May 12, 2009.

(8)	In April 2008 Mr. Besecker received a grant of 17,000 shares of restricted stock, which replaced the 30,000 shares of restricted stock awarded to Mr. Besecker under our 2007 Equity Plan upon the consummation of our initial public offering. Mr. Besecker forfeited the 30,000 shares of restricted stock when his resignation as president of our manager became effective on May 1, 2008. The new grant of 17,000 shares of restricted stock will vest on June 27, 2010. Mr. Besecker does not have voting or dispositive power over these shares until he vests in the award and, therefore, the award is not included in Mr. Besecker’s beneficial ownership total in the table above. Mr. Besecker received grants totaling 6,575, of which 3,000 are restricted shares that vest in three equal installments beginning June 3, 2009 and 3,575 represent the unrestricted common stock component of the director’s annual retainer fee, which is paid quarterly in arrears. Mr. Besecker does not have voting or dispositive power over 2,000 of the restricted shares and those shares, therefore, are not included in Mr. Besecker’s beneficial ownership total in the table above. In November 2009 Mr. Besecker was granted 10,000 restricted stock units under our 2007 Equity Plan. The restricted stock units will vest, subject to the Mr. Besecker’s continued service to our board of directors, in four equal installments on each of the grant date anniversaries beginning November 5, 2010. Mr. Besecker does not have voting or dispositive power over these shares until he vests in the award. The award of 10,000 restricted stock units is therefore not included in Mr. Besecker’s beneficial ownership total in the table above. Mr. Besecker’s beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009.

(9)	In March 2009, Mr. McDugall received an award of 5,453 restricted stock units that will vest, subject to Mr. McDugall’s continued employment with our manager, in four equal installments on each of the grant date anniversaries beginning on March 12, 2010. Mr. McDugall does not have voting or dispositive power over these shares until he vests in the award. The award of 5,453 restricted stock units is therefore not included in Mr. McDugall’s beneficial ownership total in the table above. The 18,263 shares listed in the table above represent shares of restricted stock that were granted at the time of our initial public offering (June 27, 2007), all of which vest on the third anniversary of the date of our initial public offering and one quarter of the 3,720 restricted stock units granted to Mr. McDugall on May 12, 2008 pursuant to the 2008 Equity Compensation Program that vest annually in four equal installments beginning on May 12, 2009. Mr. McDugall’s beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009.

(10)	On May 12, 2009 Mr. Riso was granted 16,279 restricted stock units pursuant to the 2008 Equity Compensation Program that vest annually in four equal installments beginning on May 12, 2009. Therefore, Mr. Riso does not have voting or dispositive power over 12,210 restricted stock units and those shares are not included in Mr. Riso’s beneficial ownership total in the table above. In March 2009, Mr. Riso received an award of 10,486 restricted stock units that will vest, subject to Mr. Riso’s continued employment with our manager, in four equal installments on each of the grant date anniversaries beginning on March 12, 2010. Mr. Riso does not have voting or dispositive power over these shares until he vests in the award. The award of 10,486 restricted stock units is therefore not included in Mr. Riso’s beneficial ownership total in the table above. Mr. Riso’s beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009.

(11)	Includes 3,000 shares of restricted stock that were granted at the time of the completion of our initial public offering (June 27, 2007) and vest ratably over the three (3) years from the date of our initial public offering.

(12)	Mr. Warden was appointed to our board of directors on October 20, 2008. As of December 1, 2009, Mr. Warden does not beneficially own any of our shares. In May 2009, Mr. Warden received an award of 15,000 restricted stock units that will vest, subject to Mr. Warden’s continued employment with our manager, in four equal installments on each of the grant date anniversaries beginning on May 7, 2010. Mr. Warden does not have voting or dispositive power over these shares until he vests in the award. The award of 15,000 restricted stock units is therefore not included in Mr. Warden’s beneficial ownership total in the table above.

(13)	Mr. Hughes was appointed as our Chief Financial Officer on March 17, 2009. As of December 1, 2009, Mr. Hughes does not beneficially own any of our shares. In May 2009, Mr. Hughes received an award of 13,333 restricted stock units that will vest, subject to Mr. Hughes’ continued employment with our manager, in four equal installments on each of the grant date anniversaries beginning on May 7, 2010. Mr. Hughes does not have voting or dispositive power over these shares until he vests in the award. The award of 13,333 restricted stock units is therefore not included in Mr. Hughes’ beneficial ownership total in the table above. Mr. Hughes’ beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009.

PROPOSAL TWO: ADJOURNMENT OF SPECIAL MEETING
     Stockholders are being asked to consider and vote upon a proposal to approve any adjournment of the special meeting, including, if necessary, to solicit additional proxies in favor of the plan of liquidation proposal if there are not sufficient votes to approve such plan of liquidation proposal.
     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

AVAILABILITY OF REPORTS ON FORM 10-K
          UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 TO ANY OF THE COMPANY’S STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON [_________, 200__]. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO CARE INVESTMENT TRUST INC., 505 FIFTH AVENUE, 9TH FLOOR, NEW YORK, NEW YORK 10017, ATTN: PAUL F. HUGHES, SECRETARY AND CHIEF COMPLIANCE OFFICER.
WHERE YOU CAN FIND MORE AVAILABLE INFORMATION
          We are subject to the information filing requirements of the Exchange Act and, in accordance with that Act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by calling the SEC at 1-800-SEC-0330 or by writing to the SEC’s Freedom of Information & Privacy Act Office at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this proxy statement, except for information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about us and our financial condition and operating results and are hereby incorporated by reference:

Current Report on Form 8-K	Filed on February 5, 2009
Current Report on Form 8-K	Filed on March 13, 2009
2008 Annual Report on Form 10-K	Filed on March 16, 2009
Current Report on Form 8-K	Filed on March 16, 2009
Current Report on Form 8-K	Filed on April 7, 2009
Quarterly Report on Form 10-Q	Filed on May 11, 2009
Current Report on Form 8-K	Filed on May 11, 2009
Quarterly Report on Form 10-Q	Filed on August 10, 2009
Current Report on Form 8-K	Filed on August 10, 2009
Current Report on Form 8-K	Filed on September 15, 2009
Current Report on Form 8-K	Filed on September 22, 2009
Current Report on Form 8-K	Filed on October 21, 2009
Quarterly Report on Form 10-Q	Filed on November 9, 2009
Current Report on Form 8-K	Filed on November 9, 2009
Current Report on Form 8-K	Filed on November 18, 2009
Current Report on Form 8-K	Filed on December 4, 2009

          We are also incorporating by reference additional documents that we may file with the SEC under the Exchange Act, between the date of this proxy statement and the date of our special meeting of stockholders.
          You should rely only on the information in this document or in the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.
EXPENSES OF SOLICITATION
          We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.
STOCKHOLDER PROPOSALS
          1. Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a stockholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2010 Annual Meeting, the proposal must be received at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attn: Paul F. Hughes, Secretary and Chief Compliance Officer no later than 5:00 p.m., Eastern Time, on December 31, 2009.
          2. Proposals to be Offered at an Annual Meeting. Under our amended and restated bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attn: Paul F. Hughes, Secretary and Chief Compliance Officer. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2010 Annual Meeting no earlier than 150 days prior to the first anniversary of the date of mailing of the Notice for the 2009 Annual Stockholders Meeting and no later than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated bylaws and the proxy rules under the SEC.
OTHER BUSINESS
          Our board of directors is not aware of any other matters that are to be presented at the special meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the special meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

EXHIBIT A
CARE INVESTMENT TRUST INC.
PLAN OF LIQUIDATION
     1. Approval and Effectiveness of Plan. This Plan of Liquidation (this “Plan”) of Care Investment Trust Inc., a Maryland corporation (the “Company”), has been approved by the Company’s Board of Directors (the “Board”), and a special committee of directors, consisting of Flint D. Besecker, Gerald E. Bisbee, Jr., PhD. and Karen P. Robards (as constituted from time to time, the “Special Committee”), as being advisable and in the best interests of the Company and its stockholders. The Board and the Special Committee have directed that this Plan be submitted to the stockholders of the Company for approval. This Plan shall become effective upon approval of this Plan by the holders of a majority of the outstanding shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”) in the manner required by law and by the Articles of Incorporation of the Company (the “Charter”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date”.
     2. Voluntary Liquidation and Dissolution. On or after the Effective Date, the Company shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended, and in accordance with the Maryland General Corporation Law (the “MGCL”). Pursuant to this Plan, the Company shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Company in one or more transactions, or cause its subsidiaries to sell, convey, transfer and deliver or otherwise dispose of all of the assets of the subsidiaries in one or more transactions, without further approval of the stockholders in accordance with the law and the charter documents applicable to such subsidiaries.
     3. Sales of Other Assets. The Company is authorized, in accordance with Section 3-105 of the MGCL, to sell, or to cause its subsidiaries to sell, any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the stockholders, upon such terms as the Board may deem advisable.
     4. Payment of Creditors; Distributions to Stockholders. Subject to Section 8 of this Plan, the Board, and such officers of the Company as the Board may authorize and direct, are authorized and directed to proceed promptly to: (a) collect its assets; (b) dispose of such of its assets as are not to be distributed in kind to its stockholders; (c) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Company and its subsidiaries; (d) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (e) cause the subsidiaries of the Company to distribute their remaining assets, either in cash or in kind, to the members, partners or stockholders of such subsidiaries, as applicable, in one or more distributions in cancellation or redemption of their equity interests, in accordance with the terms and provisions of the applicable charter documents for such subsidiaries, as amended; (f) distribute all the remaining assets of the Company, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the Charter; and (g) do every other act necessary or advisable to wind-up the affairs of the Company (including, without limitation, the affairs of its subsidiaries), dissolve its subsidiaries and liquidate the Company’s business and affairs. Upon the sale or other disposition of the assets of the Company, and the payment of, or provision for, all of the liabilities and obligations of the Company, the Company will be deemed to have liquidated.

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     5. Reserve Fund. The Company is authorized, but not required, to establish, or to cause one or more of its subsidiaries to establish, one or more reserve funds in a reasonable amount to be determined by the Board within its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Board deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Company’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Company is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Company or the liquidating trust referred to below, or such other successor in interest to the Company as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Company may also create a reserve fund by any other reasonable means.
     6. Insurance Policies. The Company is authorized, but not required, to procure for itself and/or any of its subsidiaries one or more insurance policies in a reasonable amount to be determined by the Board within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board deems such insurance policies desirable.
     7. Articles of Dissolution. The Board and officers of the Company are authorized and directed, when appropriate, to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”) pursuant to MGCL Section 3-407 and to take all other appropriate and necessary action to dissolve the Company under Maryland law. Prior to filing articles of dissolution, the Company shall give notice to its known creditors and employees as required by MGCL Section 3-404 and satisfy all other prerequisites to such filing under Maryland law. Upon SDAT’s acceptance of the articles of dissolution for record, as provided by MGCL Section 3-408(a), the Company shall be dissolved. However, (a) as provided by MGCL Section 3-408(b), the Company shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (b) the directors of the Company shall, by operation of MGCL Section 3-410, become trustees of the assets of the Company for purposes of liquidation (and from and after such date, the terms “directors” or “Board” as used in this Plan shall refer to such trustees and the board of such trustees, respectively).
     8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Company to the holders of outstanding shares of the Common Stock (the “Final Distribution”), all such shares of Common Stock shall be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Company shall cease and terminate.
     9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (a) the Board deems it necessary or advisable in order to preserve the Company’s status as a real estate investment trust (“REIT”) or otherwise avoid the payment of income tax, (b) the Board deems it necessary or advisable in order to enable the Company to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or (c) the Board determines it is otherwise advantageous or appropriate to do so, the Board may cause the Company to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as they deem appropriate in their sole discretion, substantially as follows:
     (i) The Company may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may, or may cause its subsidiaries to transfer and assign, to the Liquidating Trust all of the assets of the Company and its subsidiaries of every sort

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whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts according to their respective priorities, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Company and its subsidiaries, as applicable, shall have no interest of any character in and to any such assets and all of such assets shall thereafter be held by the Liquidating Trust.
     (ii) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Company to its stockholders under Section 8 of this Plan and shall result in the cancellation of all shares of Common Stock.
     (iii) The certificate of trust, declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide among other things that, immediately following such transfer, assignment and distribution, each share of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock had upon the combined assets of the Company and its subsidiaries immediately prior to the transfer, assignment and distribution.
     (iv) The initial trustees of the Liquidating Trust shall be designated by the Board.
     (v) The Declaration of Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Liquidating Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Company and its subsidiaries, making liquidating distributions to the holders of             shares of common beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.
     (vi) The Declaration of Trust shall also provide that holders of at least a majority of the common shares of beneficial interest: (A) may require the trustees to call a special meeting of holders of common beneficial interest; (B) may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; and (C) may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of shares of common beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.
     (vii) In the discretion of the Board, the Declaration of Trust may also provide that: (A) shares of common beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (B) beneficial interests in the Liquidating Trust will not be represented by certificates; (C) the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Company’s assets were first transferred to it, subject to extensions of determinate duration; and/or (D) the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and

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distributed, shall be filed under cover of Form 10-K under the Company’s Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.
     (viii) The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this Section 9) as the Board may approve.
     (ix) Approval of this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board and the appointment of trustees selected by the Board.
     10. Termination of Exchange Act Registration. Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board considers appropriate, the Board and officers of the Company are authorized to cause the Company to file a Form 15 (or take other appropriate action) to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.
     11. Interpretation; General Authority. The Board, the trustees of the Liquidating Trust and such officers of the Company as the Board or such trustees may direct are hereby authorized to interpret the provisions of this Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Company and complete the liquidation and dissolution thereof, including, without limitation: (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, its subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (b) the making of any financing or other arrangements or agreements that may be made to accomplish the purposes of this Plan as determined by the Board, (c) the appointment of other persons to carry out any aspect of this Plan, (d) the temporary investment of funds in such investments as the Board or such trustees may deem appropriate, (e) the modification of this Plan as may be necessary to implement this Plan and (f) the execution, delivery and filing with the SDAT of articles of transfer pursuant to MGCL Section 3-107 and any other documents required to be filed under applicable law. The death, resignation or other disability of any director or officer of the Company or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.
     12. Director Compensation. The independent members of the Board and the chairman of the Board shall continue to receive compensation until the Final Distribution, provided they remain members of the Board. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the holders of the Common Stock of the payment of any such compensation.
     13. Indemnification. The Company shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the Board, officers and agents of the Company, and such other parties whom the Company has agreed to indemnify, to the full extent provided by the Charter and bylaws of the Company, any existing indemnification agreement and applicable law. At the discretion of the Board, such insurance may include coverage for the periods after the dissolution of the Company,

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including periods during the existence of any Liquidating Trust and periods after the termination of any Liquidating Trust, and may include coverage for trustees, directors, officers, employees and agents of such Liquidating Trust.
     14. Fees for Professional Services. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.
     15. Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.
     16. Abandonment of Plan of Liquidation; Amendment. Prior to approval of this Plan by stockholders, the Board may withdraw and abandon this Plan for any reason. Following approval of this Plan by the stockholders, this Plan may not be abandoned by the Company except upon the recommendation of the Board and the approval of the stockholders. Notwithstanding approval of this Plan by the stockholders of the Company, the Board or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the stockholders of the Company to the extent permitted under then-current applicable law.
     17. Adoption. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, or with one or more affiliates of the Company, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan. Adoption of this Plan shall also constitute approval of all financing and all other arrangements and agreements that may be made to accomplish the purposes of this Plan as determined by the Board. Nothing in this Plan shall prevent an affiliate of the Company from acquiring any asset of the Company provided that such transaction has been approved by an independent committee of the Board.

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CARE INVESTMENT TRUST, INC. 505 FIFTH AVENUE 6TH FLOOR NEW YORK, NY 10017 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ___KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposal(s): 1 Approval and adoption of the plan of liquidation of the company, including the sale of our assets and the dissolution of our company described therein. 2 Approval of the proposal to permit the board to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1. NOTE: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. For Against Abstain Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CARE INVESTMENT TRUST, INC. SPECIAL MEETING OF STOCKHOLDERS JANUARY—,2010 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Special Meeting Proxy Statement is/are available at www.proxyvote.com. This proxy card is solicited on behalf of The Board of Directors for the Special Meeting of Stockholders January—,2010 The undersigned hereby appoints Paul F. Hughes and Salvatore (Torey) Riso, and each of them, as proxies, with full power of substitution, to vote all of the undersigned’s shares of Care Investment Trust Inc. Common Stock at the Special Meeting of Stockholders to be held on—, January —, 2010 at 10:00 a.m. (EDT) at CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor, Room C/D, New York, New York 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote FOR Proposals 1 and 2. The proxies, in their discretion, are further authorized to vote on any other matter that may properly come before the meeting. Your vote for the plan of liquidation and adjournment proposal should be indicated on the reverse. Continued and to be signed on reverse side